UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VEREIT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

VEREIT, INC.
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday May 4, 2016
March 22, 2016
To the Stockholders of VEREIT, Inc.:
I am pleased to invite you to the 2016 Annual Meeting of Stockholders (“Annual Meeting”) of VEREIT, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Wednesday, May 4, 2016 at the Company’s principal executive offices at 2325 E. Camelback Road, Ground Floor, Phoenix, Arizona 85016, commencing at 9:00 A.M. (local time). At the Annual Meeting, you will be asked to: (i) elect the seven director nominees described in the enclosed proxy statement to the Board of Directors; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; (iii) adopt a non-binding advisory resolution approving the compensation of our named executive officers; and (iv) consider and act on such other matters as may properly come before the Annual Meeting and any adjournment thereof.
Our Board of Directors has fixed the close of business on March 9, 2016 as the record date. Only record holders of shares of our common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We make proxy materials available to our stockholders on the Internet. You can access proxy materials at http://www.proxyvote.com. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone, you must have the stockholder identification number that appears on the materials sent to you. If you received a Notice of Internet Availability of Proxy Materials, you also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included therein.
Your vote is important.
By Order of the Board of Directors,
Lauren Goldberg,
Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 4, 2016.

This proxy statement and our 2015 Annual Report to Stockholders are available at http://www.proxyvote.com

Whether or not you plan to attend the Annual Meeting, please carefully read the proxy statement and other proxy materials and complete a proxy for your shares as soon as possible. You may authorize your proxy via the Internet or by telephone by following the instructions on the website indicated in the materials you received in the mail. If you received a Notice of Internet Availability of Proxy Materials, you may also request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have submitted your proxy. However, please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” issued in your name from such bank, broker or other nominee.

VEREIT, INC.

VEREIT, INC.
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
PROXY STATEMENT
The proxy, together with this proxy statement and our 2015 Annual Report, is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of VEREIT, Inc., a Maryland corporation (the “Company”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms refer to the Company, and references in this proxy statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016. This proxy statement and our 2015 Annual Report have either been mailed to you or been made available to you on the Internet. Mailing to our stockholders commenced on or about March 22, 2016.
INFORMATION ABOUT THE MEETING AND VOTING
What is the date of the Annual Meeting and where will it be held?
The Annual Meeting will be held on Wednesday, May 4, 2016 at our principal executive offices at 2325 E. Camelback Road, Ground Floor, Phoenix, Arizona 85016, commencing at 9:00 A.M. (local time).
What will I be voting on at the Annual Meeting?
At the Annual Meeting, you will be asked to:

1.
elect the seven director nominees described in this proxy statement for a one-year term to serve until the next annual meeting of stockholders in 2017 and until their successors are duly elected and qualify;

2.	ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	adopt a non-binding advisory resolution approving the compensation of our named executive officers described in this proxy statement; and

4.	consider and act on such matters as may properly come before the Annual Meeting and any adjournment thereof.
The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matters set forth above.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2015 Annual Report available to our stockholders electronically via the Internet. On or about March 22, 2016, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our 2015 Annual Report online, as well as instructions on how to vote. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in this proxy statement and our 2015 Annual Report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2015 Annual Report is not part of the proxy solicitation material.

Who can vote at the Annual Meeting?
The record date for the Annual Meeting is March 9, 2016. Only holders of shares of our common stock, par value $0.01 per share, at the close of business on March 9, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the record date, 904,788,479 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.
How many votes do I have?
Each share of common stock has one vote on each matter considered at the Annual Meeting or any adjournment or postponement thereof. The proxy card shows the number of shares of common stock you are entitled to vote.
How may I vote?
If you are a “registered owner” or “record holder” (i.e., you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A.) and you attend the Annual Meeting, you may vote in person at the Annual Meeting. If you are a “beneficial owner” because your bank, broker dealer or similar organization is the holder of your shares (i.e., your shares are held in “street name”) and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the bank, broker or other record holder. If you attend the Annual Meeting and you submit your vote in person, any previous votes that you submitted by mail or authorized via the Internet or by telephone will be superseded by the vote that you cast at the Annual Meeting. Further instructions for in-person voting can be obtained by calling us at (877) 405-2653.
Stockholders may submit their votes by mail (if they have received a hard copy set of documents) by completing, signing, dating and returning their proxy in the envelope enclosed with the mailing. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at http://www.proxyvote.com; or

•	by telephone to Broadridge Financial Solutions, Inc. For those who hold shares in their own name, by calling (800)-690-6903 and for shares held in “street name,” by calling (800) 454-8683.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the date of the Annual Meeting, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see the proxy card.
If your shares are held in “street name,” you should instruct your bank, broker or other record holder how to vote your shares by following the voting instructions provided by such organization. If you do not give instructions to your bank, broker or record holder, such organization will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your bank, broker or record holder will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but such organization will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors) or Proposal 3 (advisory vote to approve executive officer compensation) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your broker, dealer or other record holder how to vote on these proposals, such organization cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf for Proposals 1 and 3.
How will proxies be voted?
Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the shares will be voted “FOR” the (i) election of the director nominees named in this proxy statement, (ii) ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and (iii) the adoption of a non-binding advisory resolution approving the compensation of our named executive officers described herein.
We are not currently aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the Annual Meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How can I change my vote or revoke a proxy?
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy via the Internet, by telephone or by mail to: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (ii) by attending the Annual Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Annual Meeting.
What vote is required to approve each item?
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for the election of each director nominee. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for ratifying the appointment of Deloitte as the Company’s independent auditor for the fiscal year ending December 31, 2016.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to adopt the non-binding advisory resolution approving the compensation of our named executive officers as described herein.
Abstentions and broker non-votes, if any, will have no effect on the outcome of these matters. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have or chooses not to exercise discretionary authority to vote the shares. None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Company’s charter.
What constitutes a “quorum”?
The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 452,394,240 shares, will constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether there is a quorum.
What happens if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
Will you incur expenses in soliciting proxies?
We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Broadridge Financial Solutions, Inc. to aid in the mailing of proxy materials and tabulation and recording of votes. In addition, our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies.
We will request banks, brokers and other record holders to forward copies of the proxy materials to people on whose behalf they hold shares of common stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the SEC, we will reimburse such banks, brokers and other record holders for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of our common stock.
As the date of the Annual Meeting approaches, certain stockholders may receive a telephone call if their votes have not yet been received. Proxies that are obtained telephonically will be recorded in accordance with the procedures described below. Authorization to permit the caller to execute proxies may be obtained by telephonic instructions from stockholders of the Company. The Board of Directors believes that these procedures are reasonably designed to ensure that both the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.

In all cases where a telephonic proxy is solicited, the caller is required to ask for each stockholder’s full name and address, or the zip code or control number, and to confirm that the stockholder has either received the proxy materials in the mail or has been provided with the Notice. If the stockholder is a corporation or other entity, the caller is required to ask for the person’s title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited from the stockholder agrees with the information available to the caller, then the caller has the responsibility to explain the process, read the proposals listed on the proxy card and ask for the stockholder’s instructions on the proposals. Although the caller is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this proxy statement. The stockholder’s instructions will be recorded on the stockholder’s proxy card. Within 72 hours, the stockholder will be sent a letter or other written communication to confirm his or her vote and asking the stockholder to call us immediately if his or her instructions are not correctly reflected in the confirmation.
What does it mean if I receive more than one proxy card?
Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts via the Internet or by telephone or by mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (877) 405-2653. Combining accounts reduces excess printing and mailing costs, resulting in cost savings that benefit you as a stockholder.
What if I receive only one set of proxy materials although there are multiple stockholders at my address?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process is referred to as “householding.” The rules benefit both you and us. It reduces the volume of duplicate information received at your household and helps reduce expenses.
Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You may notify us by calling us at (877) 405-2653 or by mailing a request to us at 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Investor Relations.
Who should I call for additional information about voting by proxy or authorizing a proxy by telephone or via the Internet to vote my shares?
Please call us at (877) 405-2653.
Can I access the Notice, Proxy Statement and our 2015 Annual Report on the Internet?
These materials are available on our website and can be accessed at www.proxyvote.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” (I) THE ELECTION OF THE DIRECTOR NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS IN 2017 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIES, (II) THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016 AND (III) THE ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DESCRIBED HEREIN.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors is responsible for monitoring and supervising the performance of our day-to-day operations by our executive management team. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. The Company’s charter provides that the number of directors shall not be less than the minimum number required by the Maryland General Corporation Law nor more than fifteen; provided, however, that the number of directors may be changed from time to time by resolution adopted by the affirmative vote of a majority of the Board. The number of directors on the Board is currently fixed at seven.
Any director who fails to be elected by a majority vote shall tender his or her resignation to the Board, subject to acceptance. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in the Board’s decision regarding whether to accept or reject such director’s resignation.
The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, proposes that the seven nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2017 annual meeting of stockholders and until his or her successor is duly elected and qualifies. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for any substitute nominee, if any, who may be designated by the Board to replace that nominee. At this time, the Board of Directors does not know of any reason why any nominee would not be able to serve as a director.
The election of each director nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee.
Director Nominees
The table set forth below lists the names and ages of each of the nominees as of the date of this proxy statement and the position and office that each nominee currently holds with the Company:

Name	Age	Positions
Glenn J. Rufrano	66	Chief Executive Officer and Director
Hugh R. Frater	60	Non-Executive Chairman of the Board of Directors (Independent Director)
Bruce D. Frank	61	Independent Director
David B. Henry	67	Independent Director
Mark S. Ordan	57	Independent Director
Eugene A. Pinover	68	Independent Director
Julie G. Richardson	52	Independent Director

Business Experience of Director Nominees
Glenn J. Rufrano became the Company’s Chief Executive Officer and a director in April 2015. Mr. Rufrano has served and continues to serve as a director of Ventas, Inc., a publicly traded senior housing and healthcare real estate investment trust (“REIT”), since June 2010 and of O’Connor Capital Partners, a privately-owned, independent real estate investment, development and management firm that he co-founded, since October 2013. He served as Chairman and Chief Executive Officer of O’Connor Capital Partners from November 2013 through March 2015. He also served as a director for Columbia Property Trust, Inc., a publicly traded commercial real estate REIT, from January 2015 until March 2015. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately-held commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. From January 2008 through February 2010, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, and from April 2007 through January 2008, Mr. Rufrano served as Chief Executive Officer of Centro Properties Group U.S. From 2000 until its acquisition by Centro Properties Group in April 2007, he served as Chief Executive Officer and director of New Plan Excel Realty Trust, a commercial retail REIT. He presently serves on the Board of New York University’s Real Estate Institute. Mr. Rufrano received his Bachelor’s Degree in Business Administration from Rutgers University and his Masters of Science degree in Management and Real Estate from Florida International University. We believe Mr. Rufrano’s extensive experience in the real estate industry, his tenure on various REIT boards and his wide-ranging leadership experience make him well qualified to serve on our Board of Directors.
Hugh R. Frater has served as the Company’s Non-Executive Chairman and independent director since April 2015. He previously served on the Board’s Audit Committee and Nominating and Corporate Governance Committee from April 2015 to September 2015. From April 2014 to December 2015, Mr. Frater served as Chairman of Berkadia Commercial Mortgage LLC (“Berkadia”), an industry-leading commercial real estate company that is owned 50% by Berkshire Hathaway Inc. and 50% by Leucadia National Corporation, which provides comprehensive capital solutions and investment sales advisory and research services for multifamily and commercial properties. Mr. Frater formerly served as Berkadia’s Chief Executive Officer from August 2010 until April 2014. From November 2007 until June 2010, Mr. Frater was the Chief Operating Officer at Good Energies, Inc. and from February 2004 until May 2007, Mr. Frater was Executive Vice President at PNC Financial Services, where he led the real estate division. From August 1988 until February 2004, he was a Founding Partner and Managing Director of BlackRock, Inc., the largest global investment manager, where he also led the real estate practice. Mr. Frater has served on the Board of Directors of the Federal National Mortgage Association (Fannie Mae) since January 2016. Mr. Frater has also been active in industry affairs, having served on the Board of Directors of the Mortgage Bankers Association (“MBa”) as Vice Chair of the MBa sponsored Government-Sponsored Enterprise (“GSE”) Task Force, as a Chair of the MBa Affordable Rental Housing Task Force and as a member of the MBa Audit Committee. He has also served on the Real Estate Advisory Board at the Columbia University Graduate School of Business since 2004 and on its Board of Overseers since 2015. He has a Master of Business Administration from the Columbia University Graduate School of Business and has a Bachelor’s Degree from Dartmouth College. We believe that Mr. Frater’s long-standing real estate and policy and government relations experience, in addition to his finance and business operations background, make him well qualified to serve on our Board of Directors.
Bruce D. Frank has served as an independent director of the Company and member of the Board’s Audit Committee since July 2014. He became the Chairperson of the Audit Committee in December 2014. He has also served on the Board’s Compensation Committee since November 2014 and on the Board’s Nominating and Corporate Governance Committee from November 2014 until September 2015. Mr. Frank has more than 35 years of experience providing assurance services to prominent public and private owners, investors and developers, both domestically and globally, on a wide range of real estate holding types. Mr. Frank worked at Ernst & Young LLP from 1997 to 2014 and most recently worked as a Senior Partner within the assurance line of Ernst & Young LLP’s real estate practice. Prior to Ernst & Young LLP, Mr. Frank was at KPMG LLP for 17 years. Mr. Frank also serves on the boards of directors of ACRE Realty Investors, Inc., a public commercial real estate REIT and Landsea Holdings, Inc., a privately held home builder. His extensive experience has included working on initial public offerings and assisting acquirers in consummating acquisition transactions. He serves on the Real Estate Advisory Board of the New York University Schack Institute of Real Estate and is an active member of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Frank received a Bachelor of Science degree in Accounting from Bentley College, is a member of the American Institute of Certified Public Accountants and is a Certified Public Accountant in the State of New York. We believe that Mr. Frank’s real estate finance experience, in addition to his strong accounting background, make him well qualified to serve on our Board of Directors.
David B. Henry has served as an independent director of the Company and as a member of the Board’s Audit Committee and as Chairperson of the Board’s Nominating and Corporate Governance Committee since September 2015. Mr. Henry served as Chief Executive Officer and Vice Chairman of Kimco Realty Corporation (“Kimco”), a publicly traded REIT, from 2009 to January 1, 2016 and in other capacities at Kimco since April 2001. Before joining Kimco in April 2001, Mr. Henry served in various capacities at GE Capital Real Estate (“GE”) from 1978 to 2001, including as GE’s Senior Vice President and Chief Investment Officer from 1998 to 2001. Mr. Henry also served as Chairman of GE’s Investment Committee and as a member of its Credit Committee. Prior to joining GE, Mr. Henry served as Vice President for Republic Mortgage Investors, a mortgage REIT, from 1973 to 1978. Mr. Henry has served on the Board of Directors of HCP, Inc., a publicly traded REIT, since January 2004, on the Board of Directors of Fairfield County Bank, a private Connecticut mutual savings bank, since July 2010, on the Board of Directors of Columbia Property Trust, Inc., a REIT that owns and operates commercial office properties, since November 2015, and on the Board of Directors of Tanger Factory Outlet Centers, Inc., a real estate company that owns the chain Tanger Outlets, since January 2016. Mr. Henry is a trustee of the International Council of Shopping Centers (“ICSC”) and served as its Chairman from 2011 to 2012. Mr. Henry served as the Vice-Chairman of the Board of Governors of NAREIT, ending his term on December 31, 2015, and serves on the real estate advisory boards of New York University and Baruch College. Mr. Henry is also the co-founder of Peaceable Street Capital, an equity lender for income producing commercial real estate properties. Mr. Henry received a Bachelor of Science degree in Business Administration from Bucknell University and a

Master of Business Administration from the University of Miami. We believe that Mr. Henry’s extensive REIT experience, leadership skills and knowledge of the real estate business make him well qualified to serve on our Board of Directors.
Mark S. Ordan has served as an independent director of the Company and as a member of the Audit Committee since June 2015 and as a member of the Compensation Committee since September 2015. He served as a member of the Board’s Nominating and Corporate Governance Committee from June 2015 to September 2015. Mr. Ordan is the non-executive Chairman of WP Glimcher, the surviving entity following the closing of Washington Prime Group Inc.’s acquisition of Glimcher Realty Trust. Mr. Ordan served as Washington Prime Group Inc.’s Chief Executive Officer from May 2014 to January 2015 and also as one of its directors from May 2014 until the acquisition. From January 2013 to November 2013, Mr. Ordan served as the Chief Executive Officer and director of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. (“Sunrise”), a publicly traded operator of approximately 300 senior living communities located in the United States, Canada and the United Kingdom prior to its sale in January 2013 to Health Care REIT, Inc. Mr. Ordan served as Sunrise’s Chief Executive Officer from November 2008 to January 2013, and as a director from July 2008 to January 2013. He served as the Chief Executive Officer and President of The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until May 2007. Prior to that, he served as President and Chief Executive Officer of Balducci’s LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan also was employed in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan served as a director of Harris Teeter Supermarkets, Inc., a publicly traded supermarket chain, from February 2013 until January 2014, when it was acquired by The Kroger Company, one of the world’s largest food retailers. Mr. Ordan also served on the board of Federal Realty Investment Trust, a publicly traded REIT, from 1996 to 2006, serving as chairman for the last five years. Mr. Ordan currently serves on the boards of the following nonprofit organizations: the U.S. Chamber of Commerce; the National Endowment for Democracy; the Seed School Foundation; and the Chesapeake Bay Foundation. Mr. Ordan received his Bachelor of Arts in Philosophy from Vassar College and his Masters in Business Administration from Harvard Business School. We believe that Mr. Ordan’s extensive experience in the REIT industry, his knowledge of real estate and his long-standing leadership experience make him well qualified to serve on our Board of Directors.
Eugene A. Pinover has served as an independent director of the Company and as a member of the Board’s Nominating and Corporate Governance Committee since September 2015. Mr. Pinover is Of Counsel and Co-Chair of the Real Estate Department of Willkie Farr & Gallagher LLP (“Willkie”) and has practiced law with Willkie since May 1992. Prior to joining Willkie, Mr. Pinover practiced law at Kaye Scholer LLP from 1973 to 1992. Mr. Pinover is a member of the American College of Real Estate Lawyers, the Association of the Bar of the City of New York, the American Bar Association, the Association of Foreign Investors in Real Estate and ICSC. Mr. Pinover is the President of the Board of Directors of Steep Rock Association, a land trust in Connecticut, and has served on its Board of Directors since June 2008. Mr. Pinover also has served as a member of the Board of Directors of New Alternatives for Children, a New York-based social service organization, since September 2006. Mr. Pinover received his Juris Doctor from the New York University School of Law and his Bachelor of Arts from Dartmouth College, both cum laude. We believe that Mr. Pinover’s extensive real estate experience and legal background make him well qualified to serve on our Board of Directors.
Julie G. Richardson has served as an independent director of the Company and as a member of the Board’s Compensation Committee and the Nominating and Corporate Governance Committee since April 2015, becoming the Chairperson of the Board’s Compensation Committee in September 2015. From November 2012 to October 2014, she was a senior advisor to Providence Equity Partners LLC (“Providence Equity”), a global asset management firm with over $40 billion in assets under management. From April 2003 to November 2012, she was a Partner and Managing Director at Providence Equity, and oversaw the firm’s New York office. While at Providence Equity, her responsibilities included leading the initiation and execution of deals, and optimizing operating results and strategic positioning of portfolio companies throughout Providence Equity’s ownership period. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a Managing Director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson has served on the Board of The Hartford Financial Group, an insurance and financial services company, since January 2014. She received a Bachelor of Business Administration from the University of Wisconsin-Madison. We believe that Ms. Richardson’s risk management skills and investment management and financial services experience make her well qualified to serve on our Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF MESSRS. RUFRANO, FRATER, FRANK, HENRY, ORDAN AND PINOVER AND MS. RICHARDSON TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2017 ANNUAL STOCKHOLDERS MEETING AND UNTIL A SUCCESSOR FOR EACH IS DULY ELECTED AND QUALIFIES.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
Leadership Structure of the Board of Directors
Our Board has the authority to select the leadership structure it considers appropriate. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. In recognition of the time commitments and activities required to function effectively as both the Chief Executive Officer and Chairman of the Board, we have separated the roles, with Mr. Rufrano serving as our Chief Executive Officer and Mr. Frater serving as our Non-Executive Chairman. The Board believes that the current separation of the roles of Chief Executive Officer and Chairman allows Mr. Rufrano to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of Mr. Frater in helping to set the strategic direction of the Company. The Board has determined that our current Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company.
Board Oversight of Risk Management
The Board has an active role in overseeing the management of risks applicable to the Company. A portion of this responsibility has been delegated by the Board to the committees of the Board with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight.
In particular, the Board administers its risk oversight function through (i) the review and discussion of regular periodic reports by the Company’s management to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, existing and potential legal claims against us, tenant concentrations and creditworthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities and access to the debt and equity capital markets, (ii) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain borrowings and the appointment and retention of certain senior executives, (iii) the direct oversight of specific areas of our business by the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and (iv) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls and financial reporting. The Board of Directors also relies on management to bring significant matters affecting the Company to its attention, and it has tasked the Audit Committee with monitoring the Company’s overall risk profile.
Pursuant to its charter, the Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor and control such exposures. The Audit Committee is also responsible for discussing with management the Company’s risk assessment and risk management policies. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal control or auditing, which enables anonymous and confidential submission of complaints that the Audit Committee shall discuss with management.
Board Meetings
During the fiscal year ended December 31, 2015, the Board of Directors held 33 meetings (including meetings held in person and by conference call) and the independent directors met in executive session ten times. Mr. Frater, as the Non-Executive Chairman of the Board, served as the presiding director of the executive sessions of the independent directors that occurred after April 1, 2015. The number of meetings for each Board committee is set forth below under the heading “-Board Committees.” During the year ended December 31, 2015, each of our seven incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served (held during the periods that he or she served). Each of our seven incumbent directors attended the 2015 stockholders’ annual meeting. Pursuant to our Corporate Governance Guidelines, all directors are expected to attend our 2016 Annual Meeting.

Board Governance Documents
The Board maintains charters for all its committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines as well as a Code of Business Conduct and Ethics that applies to all of the officers, employees, consultants and directors of the Company and its subsidiaries. The Company intends to satisfy the disclosure requirement regarding any amendment to or waiver of a provision of the Code of Business Conduct and Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, by posting such information on the Company’s website. To view the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, please visit our website at www.vereit.com. Each of these documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg.
Independent Directors
Under the listing standards of the New York Stock Exchange (the “NYSE”), at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must be independent. As part of the qualification for director independence, in addition to other specified criteria, the NYSE listing standards require our Board of Directors to affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board of Directors has affirmatively determined that six directors - Hugh R. Frater, Bruce D. Frank, David B. Henry, Mark S. Ordan, Eugene A. Pinover and Julie G. Richardson - have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.
Board Committees
The Board of Directors has three standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.
Audit Committee
We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is currently comprised of Messrs. Frank (Chairperson), Henry and Ordan. The Board has determined that each member of the Audit Committee is an independent director under the rules of the NYSE and the SEC and that Mr. Frank qualifies as an “audit committee financial expert” as defined by the SEC. In addition, the Board has determined that each of the members of the Audit Committee is “financially literate” and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE.
The Audit Committee, in performing its duties, monitors:

•	the Company’s financial reporting process, auditing and internal control activities, including the integrity of our financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s independent and internal auditors, as applicable.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee’s report on our financial statements for the fiscal year ended December 31, 2015 is discussed below under the heading “Audit Committee Report.”

During 2015, the Audit Committee met sixteen times (including meetings held in person and by conference call).

Compensation Committee
We have a standing Compensation Committee, which is currently comprised of Ms. Richardson (Chairperson) and Messrs. Frank and Ordan. The Board has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE. Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. In addition, all of the members of our Compensation Committee are “non-employee directors” within the meaning of the rules of Section 16 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The principal functions of the Compensation Committee are to:

•	approve and evaluate all compensation plans, policies and programs as they affect the Company’s executive officers;

•	review and oversee management’s annual process, if any, for evaluating the performance of our executive officers and review and approve on an annual basis the remuneration of our executive officers;

•
oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of capital stock, restricted stock units, dividend equivalent rights and other equity-based awards;

•	assist the Board of Directors and the Non-Executive Chairman in overseeing the development of executive succession plans; and

•	determine from time to time and make recommendations to the Board regarding the remuneration for our non-executive directors.

In carrying out its responsibilities, our Compensation Committee may delegate any or all of its responsibilities to a subcommittee to the extent consistent with the Company’s charter, Bylaws and any other applicable laws, rules and regulations. In February 2016, consistent with an amendment made to the Compensation Committee’s charter, the Compensation Committee authorized the Chief Executive Officer to grant future discretionary equity-based awards under the Company’s Equity Plan (the “Equity Plan”) without the approval of the Compensation Committee in an amount not to exceed $100,000 per award (and not to exceed total awards in a calendar year of $2 million) to employees who are not subject to the reporting requirements under Section 16 of the Exchange Act.

During 2015, the Compensation Committee met sixteen times (including meetings held in person and by conference call).

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee, which is currently comprised of Messrs. Henry (Chairperson) and Pinover, and Ms. Richardson. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an independent director under the rules of the NYSE.

The Nominating and Corporate Governance Committee’s purpose is to establish and implement our corporate governance practices and to nominate individuals for election to the Board. The Nominating and Corporate Governance Committee is responsible for the following:

•	providing counsel to the Board of Directors with respect to the organization, function and composition of the Board of Directors and its committees;

•	overseeing the self-evaluation of the Board of Directors and the Board of Director’s evaluation of management;

•	periodically reviewing and, if appropriate, recommending to the Board of Directors changes to our corporate governance policies and procedures;

•	identifying and recommending to the Board of Directors potential director candidates for nomination; and

•	overseeing and approving related person transactions.

We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by stockholders for our proposed director slate. Our Nominating and Corporate Governance Committee will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s Bylaws. See “Stockholder Proposals for the 2017 Annual Meeting” for additional information regarding stockholder nominations of director candidates.

In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, our Nominating and Corporate Governance Committee may consider such criteria as it deems appropriate, which may include, without limitation, a nominee’s:

•	personal and professional integrity, ethics and values;

•
experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly-held company;

•	academic expertise in an area of the Company’s operations;

•	whether the appointment of the candidate could increase the diversity of background, skills and experience of the Board as a whole;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•
the nature of and time involved in a director’s service on other boards and/or committees and whether a candidate’s service obligations to other boards complies with the Board’s then outstanding policy on service on boards of other public companies; and

•
with respect to any person already serving as a director, the director’s past attendance at meetings and participation in and contribution to the activities of the Board and any committees on which he or she has served.

Our Nominating and Corporate Governance Committee evaluates each nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

During 2015, the Nominating and Corporate Governance Committee met six times (including meetings held in person and by conference call).

Communications with the Board of Directors

Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg, Executive Vice President, General Counsel and Secretary. Ms. Goldberg will deliver all appropriate communications to the Board of Directors or the individual director no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.
EXECUTIVE OFFICERS
The following table sets forth the names and ages of each of the executive officers as of the date of this proxy statement and the position and office that each currently holds with the Company:

Name	Age	Positions
Glenn J. Rufrano	66	Chief Executive Officer and Director*
Michael J. Bartolotta	58	Executive Vice President and Chief Financial Officer
Lauren Goldberg	48	Executive Vice President, General Counsel and Secretary
Paul H. McDowell	55	Executive Vice President and Chief Operating Officer
William C. Miller	46	Executive Vice President, Investment Management
Thomas W. Roberts	57	Executive Vice President and Chief Investment Officer

* See biographical summary under “Proposal 1: Election of Directors - Business Experience of Director Nominees”

Michael J. Bartolotta has served as the Company’s Executive Vice President and Chief Financial Officer since October 2015. Mr. Bartolotta previously served as Executive Vice President and Chief Financial Officer of Cushman & Wakefield Inc. (“Cushman”), a global leader in commercial real estate services, from February 2012 until September 2015. Mr. Bartolotta also served on Cushman’s Board of Directors and served as Chairman of the Audit Committee from March 2007 until he assumed his position as Executive Vice President and Chief Financial Officer of Cushman in February 2012. Before becoming Cushman’s Chief Financial Officer, Mr. Bartolotta served as Vice President and Chief Financial Officer for EXOR, Inc., the U.S. arm of EXOR S.p.A. from 1991 to February 2012. Mr. Bartolotta has a Bachelor of Science degree in Accounting from New York University and is a Certified Public Accountant in New York.
Lauren Goldberg has served as the Company’s Executive Vice President, General Counsel and Secretary since May 2015. Prior to joining the Company, Ms. Goldberg served as Executive Vice President, General Counsel and Chief Compliance Officer for global cosmetics company, Revlon, Inc. from March 2011 through December 2013. Ms. Goldberg served as Senior Vice President - Law for MacAndrews & Forbes Inc. from November 2009 until February 2011, and as an Assistant United States Attorney for the United States Attorney’s Office in the Southern District of New York, from October 2000 until October 2009. Prior to her service in the U.S. Attorney’s Office, Ms. Goldberg worked as an associate with Stillman & Friedman, P.C. and with Fried, Frank, Harris, Shriver & Jacobson LLP. Ms. Goldberg also has prior accounting experience as an associate at Coopers & Lybrand. She received her Juris Doctor from Columbia Law School and her undergraduate degree in accounting from the Wharton School, University of Pennsylvania.
Paul H. McDowell has served as the Company’s Executive Vice President and Chief Operating Officer since October 2015. He previously served as the Company’s Co-Head, Real Estate from January 2015 to September 2015 and the Company’s President, Office and Industrial Group from November 2013 until December 2014. Prior to joining the Company, Mr. McDowell was a founder of CapLease Inc. (“CapLease”), a publicly traded net-lease REIT, where he served as Chief Executive Officer from 2001 to 2014 and as Senior Vice President, General Counsel and Secretary from 1994 until 2001. Mr. McDowell served on the CapLease Board of Directors from 2003 to 2014 and was elected Chairman of the Board in December 2007. He served on the Board of Directors of CapLease’s predecessor from 2001 until 2004. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish LLP. He received his Juris Doctor with honors from Boston University School of Law in 1987, and received a Bachelor of Arts from Tulane University in 1982.
William C. Miller has served as the Company’s Executive Vice President, Investment Management since June 2015. In this role, Mr. Miller provides strategic direction and oversees all aspects of investment management for our Cole Capital® business segment, including product development, external and internal sales, marketing, broker-dealer relations, due diligence and securities operations. Mr. Miller previously served as Senior Vice President and Chief Sales Officer of Cole Capital from March 2015 through June 2015. Mr. Miller has been in the financial services business for more than 20 years and has extensive leadership experience in capital markets, real estate and distribution. Prior to joining Cole Capital, he served as Senior Vice President and Director of National Accounts for American Funds, from July 2012 until March 2015, where he was responsible for leading business development, strategy and relationship management efforts for the retail wire/regional broker dealers, as well as the global banking channel in the United States. In addition to his experience at American Funds, Mr. Miller previously served as Executive Vice President and Managing Director of National Products for Realty Capital Securities, LLC from May 2010 until June 2012, as Executive Vice President and Chief Sales Officer for AXA Equitable Distributors from 2006 until 2010, and in senior leadership roles for Lincoln Financial Distributors from 2003 until 2006. Mr. Miller is a graduate of Hobart College. He holds Financial Industry Regulatory Authority (FINRA) Series 7 and 24 licenses.
Thomas W. Roberts has served as the Company’s Executive Vice President and Chief Investment Officer since October 2015. Previously he served as the Company’s Executive Vice President, Real Estate from the Company’s acquisition of Cole Real Estate Investments, Inc., a publicly traded Maryland corporation (“Cole”), until October 2015. During his tenure at Cole and the Company, he was responsible for the acquisition and disposition of over $20 billion of office, industrial and retail properties. Mr. Roberts is a 30-year veteran of the real estate industry. Prior to joining Cole, Mr. Roberts served as President and Chief Executive Officer of Opus West Corporation (“Opus”), a Phoenix-based real estate developer, from March 1993 until May 2009. During his career at Opus, he was responsible for the design, construction and development of more than 50 million square feet of commercial real estate valued in excess of $8 billion. In July 2009, Opus filed for Chapter 11 bankruptcy protection. From 1986 until 1990, Mr. Roberts worked as Vice President, Real Estate Development for the Koll Company. Mr. Roberts earned a Bachelor of Science degree in Finance with a specialization in real estate from Arizona State University.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte was first appointed as our independent registered public accounting firm effective June 1, 2015. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Change in Independent Registered Public Accounting Firm
We engaged Deloitte as our new independent registered public accounting firm on June 1, 2015 to audit the financial statements of the Company and VEREIT Operating Partnership, L.P (the “Operating Partnership”) for the fiscal year ending December 31, 2015. Deloitte’s engagement to serve as our new independent registered public accounting firm was effective upon the dismissal of Grant Thornton LLP (“Grant Thornton”) on June 1, 2015. The dismissal of Grant Thornton was approved by the Audit Committee.
Grant Thornton’s audit report for the fiscal year ended December 31, 2014 on the financial statements of the Company and the Operating Partnership did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. However, as further described below, Grant Thornton’s audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 contained an adverse opinion. At no point during the fiscal year ended December 31, 2014 and the subsequent interim period through June 1, 2015 were there any “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and the Operating Partnership, on the one hand, and Grant Thornton, on the other hand, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its report. The adverse opinion on the Company’s internal control over financial reporting described further below constituted the only “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K) for the Company that occurred during the fiscal year ended December 31, 2014 and the subsequent interim period through June 1, 2015. No such “reportable event” has occurred with respect to the Operating Partnership.
On March 2, 2015, the Company restated its previously-issued consolidated financial statements and related financial information as of and for the fiscal years ended December 31, 2013 and 2012 in the Company’s amended Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and amended certain of its 2014 quarterly reports on Form 10-Q to restate its previously-issued consolidated financial statements and related financial information for the interim periods ended March 31, 2014 and 2013, June 30, 2014 and 2013 and September 30, 2013 to correct errors that were identified as a result of an investigation conducted by the Company’s Audit Committee (the “Audit Committee Investigation”), as well as certain other errors that were identified by the Company.
As previously reported, the Company’s management concluded that its internal control over financial reporting and its disclosure controls and procedures were not effective at December 31, 2014 due to certain material weaknesses. Accordingly, Grant Thornton’s audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 contained an adverse opinion on the Company’s internal control over financial reporting due to the effect of these material weaknesses in the Company’s internal control over financial reporting, which were described in Item 9A. Controls and Procedures of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 30, 2015. The Audit Committee discussed these material weaknesses in the Company’s internal control over financial reporting with Grant Thornton and the Company authorized Grant Thornton to respond fully to the inquiries of any successor accountant of the Company concerning this reportable event.

As noted above, the Audit Committee engaged Deloitte as the Company’s and the Operating Partnership’s new independent registered public accounting firm effective June 1, 2015. During the fiscal year ended December 31, 2014 and the subsequent interim period through June 1, 2015, none of the Company, the Operating Partnership or anyone on their behalves consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s or the Operating Partnership’s consolidated financial statements, as applicable, in connection with which either a written report or oral advice was provided to the Company or the Operating Partnership that Deloitte concluded was an important factor considered by the Company or the Operating Partnership in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Company’s management has re-evaluated its internal control over financial reporting and its disclosure controls and procedures and concluded that its internal control over financial reporting was effective as of December 31, 2015. Deloitte has issued an opinion to that effect in their report which was included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Fees
Aggregate fees for professional services rendered by Grant Thornton during the year ended December 31, 2014 and by Deloitte for the year ended December 31, 2015 were as follows (in thousands):

	2014		2015
Type of Service	Grant Thornton		Deloitte
Audit Fees	$7,225	(1)	$3,299	(2)
Audit-Related Fees	—		41	(3)
Tax Fees	—		—
All Other Fees	—		—
Total	$7,225		$3,340
__________________________

(1)
Includes fees for professional services rendered for the audits of the Company’s and the Operating Partnership’s 2014 annual consolidated financial statements, the reviews of the restatements by the Company and the Operating Partnership of previously-issued consolidated financial statements in connection with the Audit Committee Investigation, the reviews of the Company’s and the Operating Partnership’s 2014 quarterly consolidated financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Also includes fees in connection with the spin-off of a multi-tenant shopping center business and comfort letter procedures related thereto.

(2)
Includes fees for professional services rendered for the audits of the Company’s and the Operating Partnership’s 2015 annual consolidated financial statements, the reviews of the Company’s and the Operating Partnership’s quarterly consolidated financial statements for the quarters ended June 30, 2015 and September 30, 2015 and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(3)	Includes fees for professional services rendered in connection with other SEC filings.

Pre-Approval Policies and Procedures
To help ensure the independence of the independent auditor, the Audit Committee’s charter requires that the Audit Committee pre-approve all audit and non-audit services to be performed by its independent auditor prior to the engagement of such independent auditor by the Company or its subsidiaries. The Audit Committee has pre-approved all services provided to us by Grant Thornton and Deloitte.
A representative of Deloitte is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT*
Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. Deloitte, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015. Management and Deloitte represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015 were prepared in accordance with GAAP. The Audit Committee also discussed with Deloitte the matters required to be discussed by the Auditing Standard No. 16, as amended (“AS No. 16”), as adopted by the PCAOB. AS No. 16 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.
The Audit Committee received the written disclosures and a letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and has discussed with Deloitte the independent accountant's independence.
Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2015 be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015 for filing with the SEC.
Submitted by the Audit Committee
Bruce D. Frank (Chairman)
David B. Henry
Mark S. Ordan
________________________

*
The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we describe our 2015 compensation practices, programs and decisions for executives who served as our named executive officers (“NEOs”) during the year. In certain cases, the compensation policies and programs discussed in this Compensation Discussion and Analysis reflect compensation arrangements that were terminated due to the departure of the NEO in question, or reflect partial year or interim pay arrangements for NEOs who served in their role for less than a full year.
For 2015, our NEOs and their related service periods as a NEO were:
Former Executives

•	Michael J. Sodo, Executive Vice President, Chief Financial Officer and Treasurer from October 29, 2014 until October 5, 2015.

•	William G. Stanley, Interim Chief Executive Officer from December 15, 2014 until March 31, 2015.
Continuing Executives

•	Glenn Rufrano, succeeded Mr. Stanley and was appointed Chief Executive Officer effective April 1, 2015.

•	Michael J. Bartolotta, succeeded Mr. Sodo and was appointed Executive Vice President and Chief Financial Officer effective October 5, 2015.

•	Thomas W. Roberts, Executive Vice President and Chief Investment Officer.

•	William C. Miller, appointed Executive Vice President, Investment Management effective June 12, 2015.

•	Lauren Goldberg, appointed Executive Vice President, General Counsel and Secretary effective May 26, 2015.
Our 2015 Fiscal Year Highlights
The Company underwent several changes in senior leadership during 2015. The Company hired four new executive officers, including Glenn Rufrano as our Chief Executive Officer. Mr. Rufrano was selected following an extensive search process conducted by the Board of Directors with the support of Korn Ferry. Mr Rufrano is a veteran real-estate executive who held leadership roles at New Plan Excel Realty Trust, Centro Properties Group and Cushman & Wakefield, Inc. at key points when structural changes were necessary to move forward with growth and who is known for his ability to lead companies through complex situations and turbulent times. Following Mr. Rufrano’s appointment, the Company also recruited a new General Counsel and new Chief Financial Officer. To formalize the senior management team, Mr. Rufrano appointed Mr. Miller as head of our Cole Capital business and designated Tom Roberts as Chief Investment Officer and Paul McDowell as Chief Operating Officer.
Under Mr. Rufrano’s leadership, the Company’s management team made significant progress executing on the Company’s business plan in 2015 as described below under “-Summary of 2015 Financial and Operational Results.” In addition, the Company was able to remediate all material weaknesses disclosed in the Company’s financial statements for the year ended December 31, 2014 by year end in 2015.
In addition, during 2015, the Company replaced four former directors with five new independent directors with Hugh R. Frater serving as the Company’s Non-Executive Chairman of the Board.
Our Business. We are a full-service real estate operating company that operates through two business segments, our real estate investment (“REI”) segment and our investment management segment, Cole Capital. Through our REI segment, we own and actively manage a diversified portfolio of 4,435 retail, restaurant, office and industrial real estate properties with an aggregate of 99.6 million square feet, of which 98.6% was leased as of December 31, 2015, with a weighted-average remaining lease term of 10.6 years. Through our Cole Capital segment, we are responsible for raising capital for and managing the affairs of certain non-listed real estate investment trusts (the “Cole REITs”) on a day-to-day basis, identifying and making acquisitions and investments on behalf of the Cole REITs, and recommending to the respective board of directors of each of the Cole REITs an approach for providing investors with liquidity. Cole Capital receives compensation and reimbursement for performing these services.
Summary of 2015 Financial and Operational Results. Overall, 2015 was very productive, with the Company finishing the year strong. While the economy continued its multi-year pattern of moderate but uneven growth in 2015, the Company made significant progress towards establishing a foundation for growth and was able to execute effectively on its business plan. The Company’s 2015 business plan focused on improving the Company’s operating results and strengthening its overall financial position and, in particular, enhancing its overall portfolio, re-establishing Cole Capital’s brand value, making progress toward achieving balance sheet investment-grade metrics and establishing a sustainable dividend.
As described below, in 2015 we were able to deliver solid financial results and make progress on our business strategies as illustrated by the following highlights:

•
Achieved adjusted funds from operations (“AFFO”) per diluted share of $0.84, which exceeded the top end of the Company’s earnings guidance to its stockholders. (Refer to pages 50 and 51 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for information relating to the calculation of AFFO).

•	Increased liquidity with $1.8 billion of capacity available under the Company’s revolving line of credit.

•	Strengthened our balance sheet by reducing debt by $2.4 billion.

•	Disposed of 228 properties for an aggregate sales price of $1.4 billion, reaching the high end of the Company’s disposition guidance.

•
Repositioned the Company’s portfolio through strategic dispositions to enhance diversification by product type, with over 30% of the Company’s dispositions in office properties in 2015. In line with the Company’s previously stated goals, increased the percentage of retail and industrial properties and decreased the percentage of office properties and restaurants. At year end, the Company’s portfolio was comprised of approximately 35.4% retail, 25.6% restaurants, 16.5% industrial and 22.5% office.

•	Reduced the Company’s exposure to Red Lobster® to approximately 9% in the fourth quarter of 2015 from 12% in the previous quarter.

•	Through active portfolio management, increased occupancy during the fourth quarter of 2015 to 98.6% and same store growth by 1.2%.

•
Made solid progress in re-establishing the Cole Capital brand following the 2014 turmoil when certain selling agreements with broker-dealers for the Cole REITs were suspended as a result of the Audit Committee Investigation and the resulting restatements of the Company’s financial statements. During 2015, the Company reinstated certain selling agreements and entered into new selling agreements with broker-dealers resulting in increasing Cole Capital’s market share. During the fourth quarter of 2015, Cole Capital raised $116 million of new capital, a 75% increase over the previous quarter.

•	Established a quarterly dividend of $0.1375 per share in the third and fourth quarters of 2015, or $0.55 on an annual basis.

•
Despite these achievements, our Total Stockholder Return (“TSR”) for the year was a decrease of 9.4%, which lagged the overall REIT index and peers. However, we believe our accomplishments in 2015 provide a strong platform for future value creation. See the definition of TSR in “Elements of Compensation - Long-Term Equity Incentive Awards” below.

Executive Compensation Practices
In connection with the appointments of new executive officers, a newly reconstituted Compensation Committee re-examined the Company’s executive officer and director compensation programs with the assistance of a new independent compensation advisor hired directly by the Compensation Committee and undertook to make significant changes to the Company’s compensation governance framework in early 2015. The goal of these changes was to implement a best-practices compensation policy and ensure any deficiencies of the prior compensation programs were remedied or eliminated. These improvements are further described below.
Accordingly, the Company, with direction from the Compensation Committee, developed a comprehensive compensation and governance framework that is aligned with “best-in-class” market practice and standards. The sections below entitled “What We Do” and “What We Do Not Do” present: (i) the best practices the Compensation Committee has adopted; and (ii) practices which the Compensation Committee has determined are not appropriate or prior practices adopted by the Company which the Compensation Committee has determined should be eliminated.

What We Do

✓
Tie pay to performance - Our annual incentive bonuses for executive officers are determined by the Compensation Committee in consultation with the Chief Executive Officer after reviewing individual and company performance, including specific individual performance goals. Starting in 2016, our annual incentive bonus awards will be subject to objective business metrics as well as objective and subjective individualized performance objectives and metrics. In addition, a significant portion of our long-term incentive awards for executive officers is tied to our TSR performance relative to a market index and our peers.

✓
Engage an independent compensation consultant firm - The Compensation Committee engaged Semler Brossy Consulting Group (“Semler Brossy”) to provide independent, third-party advice on executive compensation.

✓
Executive compensation designed to be competitive to peer group - The Compensation Committee, with the advice of Semler Brossy, uses peer group data to ensure that our pay is competitive with comparable companies based on asset size, revenue and enterprise value.

✓	Offer limited perquisites - We provide modest perquisites to our executives, including our Chief Executive Officer and our other executive officers.
✓
Maintain robust stock ownership requirements for our executive officers and directors - We have stock ownership guidelines for executive officers at 6x base salary for the Chief Executive Officer, 3x base salary for the Chief Financial Officer, 2x base salary for other executive officers and 5x annual cash retainers for directors, which can be achieved over a specified time period.

✓
Double trigger vesting upon change of control - Beginning April 1, 2015, all equity awards are subject to a “double trigger” requiring a qualified termination of employment following a change in control before vesting is accelerated for executive officers.

✓
Provide reasonable severance benefits - Severance benefits, including following a change in control for our Chief Executive Officer, have been reviewed against peer groups and are reasonable compared to market. We intend to continue to reference reasonable market practice for any future employment agreements or other arrangements.

✓
Prohibit pledging and hedging of our securities - We have adopted a policy applicable to our directors, officers, any other individuals subject to the reporting requirements under Section 16 of the Exchange Act and any other designated employees (and any of their respective beneficially-owned entities), which prohibits:
•
pledging the Company’s securities for any purpose not approved by the Board of Directors or the Compensation Committee; and
•
engaging in short sales with respect to our securities, purchasing our securities on margin or otherwise hedging our securities, including through options or derivative transactions.

✓
Prohibit repricing of stock options - We have adopted a policy prohibiting the Board of Directors or the Compensation Committee from reducing the aggregate exercise, base or purchase price of any award granted under an equity incentive plan of the Company without the approval of the Company’s stockholders.

What We Intend to Do
The Compensation Committee also intends to adopt a clawback policy after the SEC adopts rules and regulations related thereto.
What We Do Not Do

X	Gross up “golden parachute” excise taxes upon a change in control*
X	Gross up taxes on any standard perquisites or benefits in the future*
X	Provide special or supplemental retirement benefits to any executive
X	Grant long-term employment agreements exceeding three-year initial terms
X	Provide severance payments that are not in-line with the market or include large payments upon a voluntary resignation
X	Grant equity awards without a significant component of performance-based vesting
*These benefits were provided to certain executives under legacy equity award and other agreements. None of the NEOs who joined the Company in 2015 received these benefits.

Stockholder Say-on-Pay Vote

We provide our stockholders with the opportunity to vote annually on a say-on-pay proposal. At our 2015 annual meeting of stockholders held on September 29, 2015, approximately 89% of the votes cast by stockholders on the advisory vote on executive compensation (the “say-on-pay proposal”) were in favor of the compensation of our NEOs. The Committee believes this favorable vote reflects the significant changes to our compensation and governance practices implemented in 2015 as outlined above, and affirms our stockholders’ support of our current approach to executive compensation. As a result, the Committee did not make material changes to the implementation of our executive compensation philosophy in 2015 or 2016, although the Committee does continue to evaluate our pay practices in consideration of good governance standards and shareholder interests and will make adjustments accordingly.

Compensation Philosophy

At the end of 2014, the Compensation Committee retained Semler Brossy, an executive compensation consulting firm, as its compensation consultant to provide independent, third-party advice on executive compensation, including advice on the design of our executive compensation program for fiscal year 2015. The Compensation Committee assessed the independence of Semler Brossy pursuant to the rules prescribed by the SEC and the NYSE and concluded that no conflict of interest existed that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee. Based on data and analysis concerning executive compensation and recommendations made by Semler Brossy, the Compensation Committee made significant changes to the Company’s compensation practices as illustrated above.
Semler Brossy also advised the Compensation Committee on the compensation and employment arrangements for certain of the Company’s current executive officers, including that of the Company’s Chief Executive Officer, Glenn J. Rufrano, and other senior management. As part of its engagement with the Compensation Committee, Semler Brossy completed a review of the peer group used to assess executive and director pay practices. Semler Brossy recommended a number of changes to the peer group to focus more specifically on peers in the retail, office and net-lease markets, rather than broad diversified REITs. The peer group presented by Semler Brossy for assessing competitive pay practices in 2015 was comprised of the following REITs: Boston Properties, Inc.; Brixmor Property Group, Inc.; DDR Corporation; Duke Realty Corporation; General Growth Properties, Inc.; HCP, Inc.; Kimco Realty Corporation; ProLogis, Inc.; Realty Income Corporation; Simon Property Group, Inc.; SL Green Realty Corp.; Spirit Realty Capital, Inc.; The Macerich Company; Ventas, Inc.; Vornado Realty Trust; Welltower Inc.; and W.P. Carey, Inc.
Under the direction of the Compensation Committee and Semler Brossy, we designed our executive compensation program and set compensation levels that are comparable to those of other companies that operate in our business or that compete for the same talent pool. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. The Compensation Committee reviewed the compensation levels from the peer group for each component of pay-annual base salary, annual incentive bonus awards and long-term equity incentive awards-and used such data as a guide in its determination of total target direct compensation, the appropriate mix of equity vs. cash, long term vs. short term, and performance-based vs. time-based awards to be paid or granted for 2015 performance for each NEO. The Compensation Committee considered each NEO’s level and job performance, his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the peer group companies and other circumstances unique to the Company, and evaluated whether the compensation elements and levels provided to our NEOs were generally appropriate relative to the compensation elements and levels provided to their counterparts at the peer groups. However, the Compensation Committee did not formulaically tie our compensation decisions to any particular range or percentile level of total compensation paid to executives at these companies.
We believe we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our stockholders. Our compensation philosophy seeks to link a significant portion of each executive officer’s total compensation to Company results that will create stockholder value in both the short and long term. We use both objective and subjective criteria to evaluate Company and individual performance. This approach allows the Compensation Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses.
Elements of Compensation
Our NEOs’ compensation currently consists of three components: annual base salary, annual incentive bonus awards (which generally includes cash payments) and long-term equity incentive awards. The Compensation Committee does not have a formula for establishing a specified percentage of total compensation that each of our three components of compensation should represent. Although we do not target a specific mix of pay, the majority of our executive officer compensation is in the form of variable pay (annual and long-term incentives) to emphasize our commitment to pay for performance.
Current Executives
Annual Base Salary
The base salary payable to each NEO provides a fixed component of compensation that reflects the executive’s position and responsibilities. During 2015, each of the NEOs was a party to an employment agreement with us that provided for the following annual base salary amounts for 2015:

Glenn Rufrano	$1,000,000
Michael J. Bartolotta	$500,000
Thomas W. Roberts	$500,000
William C. Miller	$450,000
Lauren Goldberg	$450,000
Actual base salaries reflected in the Summary Compensation Table below reflect the portion of the year worked for each executive rather than the annual rates of pay outlined above. Mr. Roberts’ base salary was increased from $400,000 to $500,000, effective April 1, 2015, in part to reflect the elimination of an acquisition incentive bonus of 1.5 basis points on certain real estate acquisitions that he was previously eligible to receive.
Annual Incentive Bonus Awards
The Company pays annual cash incentive bonuses to reward executives for achieving or surpassing performance goals which are, at least in part, related to our key financial and operational objectives for the year and for execution of specific strategies of the Company. Annual bonuses are paid in cash in March, for the prior year’s performance, and are based upon the Chief Executive Officer’s assessment of the Company’s overall performance against Company goals and each executive’s individual performance against both Company and individual goals, which are reviewed by the Compensation Committee.
The annual incentive bonus opportunity for the NEOs in 2015, other than Messrs. Bartolotta and Miller, was based on a percentage of their annual base salary. Based on the terms of their employment agreements, the target annual incentive bonuses for Mr. Rufrano and Ms. Goldberg were based on their annual salary rate for 2015 rather than being pro-rated based on the actual period of employment for the year. Mr. Bartolotta joined the Company on October 5, 2015 and the Company and Mr. Bartolotta agreed that Mr. Bartolotta’s target annual cash incentive bonus would be $468,750 for the fiscal year 2015. None of the executives had a guaranteed minimum bonus.
As many of our executives joined the Company after the beginning of the fiscal year and as the 2015 business plan for the Company was not fully developed until the third quarter of the year, the Committee determined not to establish formulaic objectives for funding bonus incentives for 2015. Rather, the Compensation Committee evaluated the individual performance of the NEOs on a discretionary basis in determining the annual cash bonus to be awarded to each individual. This included a review of specific performance goals established for each executive. As part of this process, Mr. Rufrano provided assessments of each executive’s performance and achievements that were reviewed with the Compensation Committee, as outlined in more detail below. The Compensation Committee also conducted an assessment of Mr. Rufrano’s performance, followed by a review of Mr. Rufrano’s performance by the entire Board.
Based on an evaluation of the performance and contribution of each of the current NEOs, and notably the accomplishments outlined above under “Summary of 2015 Financial and Operational Results”, the Compensation Committee approved the target value of each annual bonus for Messrs. Rufrano, Bartolotta and Roberts and Ms. Goldberg.
With respect to Mr. Miller, in his capacity as an executive officer in charge of raising capital for the Cole REITs, the Compensation Committee determined that it was appropriate to tie his annual incentive bonus, at least in part, to the success of Cole Capital. Under his employment agreement, Mr. Miller was eligible to receive a sales management bonus equal to 10 basis points on capital raised by Cole REITs sponsored by Cole Capital upon achievement of a certain threshold and a selling agreement bonus if Cole Capital entered into selling agreements with primary broker-dealers affiliated with certain organizations. The Compensation Committee concluded that the Cole REITs did not achieve the capital raise threshold for Mr. Miller to qualify for a sales management bonus in 2015. Mr. Miller did, however, earn $150,000 as a selling agreement bonus.  In recognition of Mr. Miller's achievements in 2015 (described below), the Compensation Committee decided to grant Mr. Miller an additional discretionary annual cash bonus of $300,000 resulting in a total annual bonus equal to 100% of his annualized base salary.

The following table shows the target annual incentive bonus for 2015 for each of our NEOs and the actual award earned, in each case expressed as a percentage of base salary. The annual cash bonuses that each NEO for 2015 received is reported in “Compensation Tables-Summary Compensation Table-Bonus Compensation” below.

Name	Target Annual Bonus (as a % of Base Salary)	Actual Annual Bonus (as a % of Base Salary)
Glenn Rufrano	150%	150%
Michael J. Bartolotta	125%(1)	—(1)
Thomas W. Roberts	100%	100%
William C. Miller	—(2)	—(2)
Lauren Goldberg	100%	100%
__________________________

(1)
Mr. Bartolotta is eligible for a target annual cash bonus equal to 125% of his base salary pursuant to his employment agreement. Mr. Bartolotta joined the Company on October 5, 2015 and the Company and Mr. Bartolotta agreed that Mr. Bartolotta’s target annual cash bonus would be $468,750 for the fiscal year 2015.

(2)
In March 2015, prior to Mr. Miller becoming Executive Vice President, Investment Management, he received a one-time signing bonus of $1.4 million, consisting of $700,000 in cash and an equity award in the form of restricted stock units with a target fair market value of $700,000. This is in addition to the annual cash bonus for 2015 described above.

Specific achievements considered as part of the individual assessments for each executive included:
Mr. Rufrano

•	During his first year as Chief Executive Officer, Mr. Rufrano successfully executed the Company’s business plan, helping lead the Company to strong operating results.

•	Achieved AFFO above the Company’s guidance range and the high end of the Company’s disposition guidance range.

•	Improved the balance sheet and made progress toward achieving investment grade metrics ending the year with reduced debt and increased liquidity.

•	Oversaw the successful remediation of all outstanding material weaknesses identified as of December 31, 2014.

•
Fostered a culture of compliance and transparency and successfully led the re-branding process to minimize any further negative potential impact to the Company and to work towards rebuilding the Company’s reputation.

•
Enhanced risk management and implemented key process improvements, including the oversight of internal controls, and instituted infrastructure and organizational improvements towards greater efficiency and transparency, including through the enhancement of critical policies and procedures.

Mr. Bartolotta

•	Oversaw the creation of the first detailed Company budget for 2016.

•	Achieved AFFO above the Company’s guidance range.

•	Improved the balance sheet and made progress towards achieving investment grade metrics ending the year with reduced debt and increased liquidity.

•	Oversaw the successful completion of the remediation of all outstanding material weaknesses identified as of December 31, 2014.

•	Made progress toward implementing the Company’s new financial reporting software system and improving Company-wide operating efficiency while developing the Company’s finance team.

Mr. Roberts

•	Achieved AFFO above the Company’s guidance range and the high end of the Company’s disposition guidance range.

•	Oversaw $1 billion of acquisitions for the Cole REITs.

•
Oversaw the strategic disposition of over $1.4 billion of properties, including 109 Red Lobster® restaurants for an aggregate gross sales price of $425.2 million, thereby managing market and credit concentration risk.

Mr. Miller

•	Achieved AFFO above the Company’s guidance range.

•	Made progress toward re-establishing the Cole Capital brand name.

•
Responsible for the steady increase in capital raised by the Cole REITs, with Cole Capital being ranked fifth for non-listed REITs by capital raise in January 2016, up from 14th in January 2015, according to Stanger’s Market Pulse.

•	Provided motivation and guidance to the capital markets teams as well as continuous efforts at strengthening relationships within the investor community.
Ms. Goldberg

•	Responsible for regulatory compliance and managed all legal aspects related to the investigations and litigations related to the Audit Committee Investigation.

•	Managed legal expenses under projected amounts.

•	Oversaw the implementation of key corporate governance changes, including the reconstitution of the Board and the adoption of “best in class” changes to corporate governance policies and documents.

•	Supervised and oversaw key corporate initiatives, including administering the Company’s 401(k) program and planning enterprise risk assessment.

•	Achieved AFFO above the Company’s guidance range.

The Compensation Committee believes that our NEOs were critical to the performance of the Company in 2015 and that, Mr. Rufrano, through his leadership and strategic vision, was ultimately responsible for the Company’s strong corporate performance.
Long-Term Equity Incentive Awards
The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of executives with those of stockholders by focusing executives on the stockholder return performance of the Company; and

•	provide a retention mechanism through multi-year vesting.
The long-term equity incentive opportunity for the 2015 executive compensation program consisted of a mix of performance-based and time-based equity awards, with a significant emphasis on performance-based awards. For all NEOs, the mix of annual awards in 2015 was two-thirds performance based and one-third time based. In addition to his annual award for 2015, Mr. Rufrano was awarded an additional time-based award of $2 million as an inducement to his employment with the Company.
The restricted stock units that are subject to time-based vesting will vest in equal installments on each of the first three anniversaries of the grant date. The restricted stock units that are subject to performance-based vesting will vest based on the achievement of certain performance conditions over a three-year performance period, subject to review and approval by the Compensation Committee.

All performance-based equity awards granted to the NEOs are eligible to vest in a number of restricted stock units ranging from 0% to 200% of the total number of restricted stock units granted, 50% based on the Company’s TSR relative to the TSR of the FTE NAREIT All Equity REITs Index, a market capitalization-weighted index of U.S. equity REITs (the “NAREIT Equity Market Index”) during the performance period, and 50% based on the Company’s TSR relative to the stockholder return of the peer group during the performance period, subject to each executive’s continued service. For purposes of relative total stockholder return, the Company selected REITs that are in the triple net lease business for inclusion in the performance peer group consisting of: Realty Income Corporation, National Retail Properties, Inc., W.P. Carey, Inc., Lexington Realty Trust, Agree Realty Corp., Spirit Realty Capital, Inc. and STORE Capital Corporation. TSR means the stock price appreciation from the beginning of the period, plus dividends and distributions declared (assuming such dividends or distributions are reinvested in common stock) during the period, expressed as a percentage return. If performance falls between the points specified below, the percentage of restricted stock units that will vest will be determined using linear interpolation between such points.
NAREIT Equity Market Index (50% Weighting)

Company TSR Percentile	Vesting Percentage (as a percentage of Target Award)
> 75th Percentile	200%
65th Percentile	150%
55th Percentile	100%
45th Percentile	75%
> 35th Percentile	50%
< 35th Percentile	0%

Peer Group (50% Weighting)

Company TSR vs. Peer Group Percentile (Percentage Point Difference)	Vesting Percentage (as a percentage of Target Award)
> + 10% points	200%
+ 5% points	150%
0% points (performance = 55th percentile)	100%
-2.5% points	75%
-5% points	50%
< 5% points	0%

Both the time-based and performance-based restricted stock units include an individual’s right to receive dividend equivalent rights with respect to the shares subject to the award, which are subject to the same vesting conditions as the underlying shares.
During 2015, the Compensation Committee awarded an aggregate of 941,146 restricted stock units to our current NEOs under the Equity Plan. Equity awards granted to the NEOs under the Equity Plan in 2015 are included under “Compensation Tables-Grants of Plan Based Awards.” For information on individual awards that were granted to the NEOs, see a summary of the employment agreements below in “Employment Agreements.”
Former Executives
Compensation for Mr. Stanley, who was previously our Interim Chief Executive Officer, and for Mr. Sodo, who was previously our Executive Vice President, Chief Financial Officer and Treasurer, was determined by the full Board of Directors based upon the recommendation of Semler Brossy, which had completed an analysis of pay practices of interim chief executive officers and chief financial officers for the Board of Directors’ review.

Below is a summary of the Company’s compensation for the former NEOs.
William G. Stanley
Mr. Stanley served in the full-time positions of Interim Chief Executive Officer and Interim Chairman of the Board from December 15, 2014 through March 31, 2015. During this period, as approved by the Board of Directors, in consultation with Semler Brossy, Mr. Stanley received $150,000 per month for his services (in lieu of any other cash compensation payable to directors) and was entitled to receive the equity retainer to be paid to directors in respect of this period. Mr. Stanley was also eligible to be considered for additional discretionary compensation at the conclusion of his interim service, but ultimately the Board of Directors determined not to pay any additional discretionary compensation to Mr. Stanley or any other directors. Mr. Stanley served as an independent director of the Company from April 1, 2015 until he declined to seek re-election at the September 29, 2015 stockholders’ annual meeting.
Michael J. Sodo
Mr. Sodo served as Executive Vice President, Chief Financial Officer and Treasurer of the Company from October 29, 2014 to October 5, 2015. In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Sodo, dated as of January 9, 2015. Pursuant to the employment agreement, Mr. Sodo was entitled to an annual base salary of $450,000 and a cash bonus award of $275,000 on each of May 31, 2015 and May 31, 2016. On April 1, 2015, Mr. Sodo received a one-time equity award in the form of restricted stock units with a face value on the date of grant of $650,000, which were subject to time-based and performance based vesting restrictions. In connection with his departure, Mr. Sodo received a cash severance of $1.4 million and his outstanding unvested restricted shares of common stock and time-based restricted stock units vested in full. The outstanding performance criteria underlying Mr. Sodo’s performance-based restricted stock units had not been satisfied and, accordingly, such performance-based restricted stock units were forfeited in full.
Executive Equity Ownership Guidelines
In order to further foster the strong ownership culture among our senior executive management team and ensure the continued direct alignment of management and stockholder interests, and consistent with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our executive officers maintain a minimum ownership level of equity in the Company. The equity ownership requirements for our executives are as follows:

Chief Executive Officer	6 times his annual base salary
Chief Financial Officer	3 times his annual base salary
All Other Executive Officers	2 times their annual base salary
Executive officers have five years from the date of becoming an executive officer to satisfy the ownership requirement.
We have also adopted equity ownership guidelines for our Board of Directors. See “Compensation of the Board of Directors-Director Stock Ownership Guidelines.”

Employment Agreements
Below is a summary of the employment agreements with our NEOs.
Glenn Rufrano
Pursuant to an employment agreement with the Company, dated March 10, 2015, which became effective April 1, 2015 and has a three-year term, Mr. Rufrano will receive an annual base salary of not less than $1,000,000. Commencing in 2016, Mr. Rufrano’s base salary will be reviewed at least annually to determine if his base salary should be increased in the discretion of the Compensation Committee. Mr. Rufrano will also be eligible to receive an annual cash bonus with a target annual payment equal to 150% of his annual base salary based upon the achievement of performance goals established by the Compensation Committee. Mr. Rufrano received a one-time equity award with a fair market value as of the date of grant of $2,000,000 on April 1, 2015 in the form of restricted stock units, which will vest over a three-year period. In addition, Mr. Rufrano will receive an annual long-term incentive equity award with respect to shares of common stock for each calendar year during the term of his employment (an “Annual LTI Award”). Mr. Rufrano’s initial Annual LTI Award, granted April 1, 2015, had a target fair market value as of the date of the grant of $4,000,000 and was issued in the form of restricted stock units and, beginning in 2016, the Annual LTI Award will be in the form of restricted stock or restricted stock units and have a target fair market value as of the date of the grant of not less than $6,000,000. Subject to Mr. Rufrano’s continued employment, one-third of each of the Annual LTI Awards will be subject to time-based vesting in equal installments on each of the first three anniversaries of the grant date, and two-thirds of each such award will vest based on the achievement of certain performance conditions from April 1, 2015 through December 31, 2017. The performance measures for the Annual LTI Awards granted in 2015 are based equally on the Company’s TSR relative to a specified triple net lease peer group of companies described above and relative to the NAREIT Equity Market Index. Performance-based awards for each of 2016 and 2017 are expected to be made to Mr. Rufrano on similar terms. Annual LTI Awards will include Mr. Rufrano’s right to receive dividend or dividend equivalent rights with respect to the shares subject to the award, which will be subject to the same vesting conditions as the underlying shares.
Mr. Rufrano is subject to non-compete and non-solicitation for a period of two years after his termination of employment (or for a period of one year thereafter, in the event that the Company does not renew Mr. Rufrano’s employment term other than during a Change in Control Period (as defined in his employment agreement)).
Michael J. Bartolotta
Pursuant to an employment agreement with the Company, effective as of October 5, 2015, Mr. Bartolotta is entitled to a minimum annual base salary of $500,000 and is eligible to receive a target annual cash bonus equal to 125% of his base salary. For the 2015 year, Mr. Bartolotta’s target annual cash bonus was $468,750. Mr. Bartolotta is also entitled to receive annual long-term incentive equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer. On October 5, 2015, Mr. Bartolotta received restricted stock units with a target fair market value of $700,000. Subject to Mr. Bartolotta’s continued employment, one-third of the award will vest in equal installments on each of the three anniversaries of the grant date and two-thirds of the award will vest based upon the achievement of certain performance conditions from April 1, 2015 through December 31, 2017. The performance measures are based equally on the Company’s TSR relative to a specified triple net lease peer group of companies described above and relative to the NAREIT Equity Market Index.
Mr. Bartolotta is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
Thomas W. Roberts
Pursuant to an employment agreement with the Company, effective as of April 1, 2015, Mr. Roberts is entitled to receive an annual base salary of $500,000 and is eligible to receive an annual bonus of up to 100% of his base salary and an annual long-term incentive equity award of up to 200% of his base salary. Any annual long-term incentive equity awards made to Mr. Roberts may be subject to vesting and other terms and conditions as may be determined by the Compensation Committee and will be determined on the same basis as equity awards made generally to other senior executives of the Company. Effective April 1, 2015, Mr. Roberts was granted a long-term equity incentive award in the form of restricted stock units with a target fair market value of $1,000,000. Subject to Mr. Robert’s continued employment, one-third of the award will vest in equal installments on each of the three anniversaries of the grant date and two-thirds of the award will vest based upon the achievement of certain performance conditions from April 1, 2015 through December 31, 2017. The performance measures are based equally on the Company’s TSR relative to a specified triple net lease peer group of companies described above and relative to the NAREIT Equity Market Index.

On February 23, 2016, Mr. Roberts entered into a new employment agreement. The new employment agreement entitles Mr. Roberts to an annual base salary of $500,000 and a target annual cash bonus equal to 100% of his base salary. He will be eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer.
Mr. Roberts is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
William C. Miller
Pursuant to an employment agreement with the Company, effective as of June 10, 2015, Mr. Miller is entitled to receive an annual base salary of $450,000. Mr. Miller is eligible to receive a sales management bonus equal to 10 basis points on all capital raised by the Cole REITs sponsored by Cole Capital (excluding capital raised pursuant to each such REIT’s dividend reinvestment plan) but only after the total capital raise for the applicable year exceeds $450 million. Mr. Miller is also eligible to receive certain selling agreement bonuses that are payable in connection with Cole Capital Corporation entering into a selling agreement with the primary broker-dealer affiliate of certain identified organizations on or before December 31, 2016; provided that no more than $825,000 of selling agreement bonuses shall be paid in total. On March 31, 2015, Mr. Miller received a one-time signing bonus of $1.4 million, consisting of $700,000 in cash and an equity award in the form of restricted stock units with a target fair market value of $700,000. Subject to Mr. Miller’s continued employment, one-third of the award will vest in equal installments on each of the three anniversaries of Mr. Miller’s employment commencement date and two-thirds of the award will vest based upon the achievement of certain performance conditions from April 1, 2015 through December 31, 2017. The performance measures are based equally on the Company’s TSR relative to a specified triple net lease peer group of companies described above and relative to the NAREIT Equity Market Index.
On February 23, 2016, Mr. Miller entered into a new employment agreement. The new employment agreement entitles Mr. Miller to an annual base salary of $450,000 and a target annual cash bonus equal to 100% of his base salary. He will also be eligible to receive a sales management bonus equal to 10 basis points on all capital raised by the Cole REITs sponsored by Cole Capital (excluding capital raised pursuant to each such REIT’s dividend reinvestment plan) but only after the total capital raise for the applicable year exceeds $450 million and only on the amount of capital raised above the $450 million threshold, up to a maximum threshold of $1 billion. In addition, he will be eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer.
Mr. Miller is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
Lauren Goldberg
Pursuant to an employment agreement with the Company, effective as of May 26, 2015, Ms. Goldberg is entitled to receive an annual base salary of $450,000 and is eligible to receive a target annual bonus equal to 100% of her base salary. She will be eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer. On May 26, 2015, Ms. Goldberg was granted a long-term equity incentive award in the form of restricted stock units with a target fair market value of $600,000. Subject to Ms. Goldberg’s continued employment, one-third of the award will vest in equal installments on each of the three anniversaries of the grant date and two-thirds of the award will vest based upon the achievement of certain performance conditions from April 1, 2015 through December 31, 2017. The performance measures are based equally on the Company’s TSR relative to a specified triple net lease peer group of companies described above and relative to the NAREIT Equity Market Index.
Ms. Goldberg is subject to twelve months of non-compete and non-solicitation following the termination of her employment.
Analysis of Risk Associated with Our Executive Compensation Program
Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program and the Compensation Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.

We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short and long-term corporate performance. For short-term performance, cash incentives are awarded based on assessments of performance during the prior year. For long-term performance, equity awards generally vest over three years and only have value over certain time periods or if certain performance criteria are met. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.
As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.
Deductibility of Executive Compensation
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Code, a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee” unless certain exceptions are met, primarily relating to performance-based compensation. Substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership, of which we are the sole general partner (or its subsidiaries, including one or more of our taxable REIT subsidiaries). The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code and we generally distribute at least 100% of our REIT taxable income each year, we do not pay federal income tax on our REIT taxable income. However, our taxable REIT subsidiaries are subject to federal corporate income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction could have a material impact on us to the extent that such compensation is allocated to and otherwise deductible by our taxable REIT subsidiaries.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Julie G. Richardson (Chairperson)
Bruce D. Frank
Mark S. Ordan

COMPENSATION TABLES
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by our current and former Chief Executive Officers and Chief Financial Officers and each of our three other most highly compensated executive officers for the years ended December 31, 2015 and 2014. None of the former or current executive officers were employed by the Company in 2013

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)(3)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total Compensation ($)
Current Executives
Glenn Rufrano(5) Chief Executive Officer	2015	750,000	1,500,000	6,545,845	—	75,820	8,871,665
Michael J. Bartolotta(6) Executive Vice President and Chief Financial Officer	2015	121,154	468,750	712,666	—	9,661	1,312,231
Thomas W. Roberts Executive Vice President and Chief Investment Officer	2015	475,000	500,000	1,136,729	—	70,528	2,182,257
	2014	389,146	1,896,921(11)	2,787,291	—	123,016	5,196,374
William C. Miller(7) Executive Vice President, Investment Management	2015	362,171	1,000,000(12)	795,692(14)	150,000(16)	7,314	2,315,177
Lauren Goldberg(8) Executive Vice President, General Counsel and Secretary	2015	269,423	450,000	659,233	—	28,906	1,407,562
Former Executives
William G. Stanley(9) Interim Chief Executive Officer	2015	450,000	—	—	—	—	450,000
	2014	82,258	—	—	—	—	82,258
Michael J. Sodo(10) Executive Vice President, Chief Financial Officer and Treasurer	2015	380,192	275,000(13)	637,438(15)	—	1,435,519	2,728,149(17)
	2014	154,539	292,500	200,018	—	35,283	682,340
__________________________

(1)	Reflects actual salary earned while employed by the Company. None of the current or former executive officers, other than Mr. Roberts, was employed by the Company for the full year in 2015.

(2)
Reflects the grant date fair value of stock awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for stock-based compensation and the assumptions used, see “Note 17 - Equity-based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 24, 2016. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the current executives or, in the case of the former executives, the values that were actually realized. The underlying grants are presented in further detail in the “-Grants of Plan-Based Awards” table below. The maximum payouts under the performance-based portion of the equity awards for each of the NEOs would be as follows: Mr Rufrano - $5.3 million, Mr. Bartolotta - $0.9 million, Mr. Roberts - $1.3 million, Mr. Miller - $0.9 million and Ms. Goldberg - $0.8 million.

(3)
Represents performance-based annual cash bonuses that were earned during the specified year and paid in the following year. See “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Bonus Awards” for a discussion of each NEO’s actual cash bonus relative to his or her target bonus for 2015.

(4)
The table below shows the components of “All Other Compensation” for 2015, which includes dividends or dividend equivalents paid on stock awards, vacation benefits, 401(k) matching contributions and other taxable fringe benefits.

Name	Dividends/Dividend Equivalents Paid on Stock Awards ($)	Vacation Benefits($)	401(k) Match($)	Other($)±	Total($)
Current Executives
Glenn Rufrano	—	—	—	75,820*	75,820
Michael J. Bartolotta	—	—	—	9,661*	9,661
Thomas W. Roberts	51,521	—	6,750	12,257**	70,528
William C. Miller	—	—	6,270	1,044	7,314
Lauren Goldberg	—	—	6,750	22,156*	28,906

Former Executives
William G. Stanley	—	—	—	—	—
Michael J. Sodo	5,723	21,923	6,750	1,401,123***	1,435,519
__________________________
*Includes the Company’s reimbursement of legal fees incurred by the NEO in connection with the negotiation and documentation of his or her employment agreement.
**Includes the Company’s reimbursement of Mr. Roberts’ Medicare tax liability on his restricted stock award that vested on October 15, 2015.
***Includes cash severance that Mr. Sodo will receive pursuant to his separation agreement.
± Includes the long-term disability and group term life insurance premiums paid by the Company.

(5)	Mr. Rufrano commenced his employment on April 1, 2015.

(6)	Mr. Bartolotta commenced his employment on October 5, 2015.

(7)	Mr. Miller commenced his employment on March 16, 2015.

(8)	Ms. Goldberg commenced her employment on May 26, 2015.

(9)	Mr. Stanley resigned as Interim Chief Executive Officer on March 31, 2015. Total compensation does not include any fees he received for serving as a director of the Company.

(10)
Mr. Sodo resigned as Executive Vice President, Chief Financial Officer and Treasurer effective October 5, 2015, and remained employed by the Company until November 4, 2015 to facilitate the transition.

(11)	Includes a one time retention bonus of $800,000.

(12)	Includes a one time cash signing bonus of $700,000 pursuant to Mr. Miller’s employment agreement.

(13)	Reflects a promotion cash bonus award of $275,000 pursuant to Mr. Sodo’s employment agreement.

(14)	Reflects a one time signing bonus awarded in equity pursuant to Mr. Miller’s employment agreement.

(15)	Includes 35,912 performance-based restricted stock units with a grant date fair value of $296,274 that were forfeited by Mr. Sodo upon his departure.

(16)
Reflects a bonus in connection with Cole Capital Corporation entering into a selling agreement with the primary broker-dealer affiliate of certain identified organizations pursuant to Mr. Miller’s employment agreement.

(17)
Mr. Sodo did not retain the full compensation awarded to him during the fiscal year 2015 as he forfeited $296,274 in performance-based restricted stock units upon his departure. The net total compensation that Mr. Sodo received was $2,431,875.

Grants of Plan-Based Awards
The following table sets forth information with respect to awards granted to current and former executive officers during the fiscal year ended December 31, 2015. No other grants of plan-based awards were made to the NEOs during the fiscal year ended December 31, 2015.

Name	Grant Date	Approval Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Executives
Glenn Rufrano	April 1, 2015	March 27, 2015	—	—	—	68,271	273,085	546,170	—	3,214,210
	April 1, 2015	March 27, 2015	—	—	—	—	—	—	341,356	3,331,635
Michael J. Bartolotta	October 5, 2015	September 29, 2015	—	—	—	14,386	57,542	115,084	—	479,325
	October 5, 2015	September 29, 2015	—	—	—	—	—	—	28,772	233,341
Thomas W. Roberts	April 1, 2015	March 27, 2015	—	—	—	17,068	68,272	136,544	—	803,561
	April 1, 2015	March 27, 2015	—	—	—	—	—	—	34,136	333,167
William C. Miller	April 1, 2015	March 27, 2015	75,000	150,000(4)	1,375,000(4)	11,947	47,789	95,578	—	562,477
	April 1, 2015	March 27, 2015	—	—	—	—	—	—	23,895	233,215
Lauren Goldberg	May 26, 2015	May 21, 2015	—	—	—	11,050	44,199	88,398	—	459,228
	May 26, 2015	May 21, 2015	—	—	—	—	—	—	22,100	200,005
Former Executives
William G. Stanley(5)	N/A	N/A	—	—	—	—	—	—	—	—
Michael J. Sodo	April 1, 2015	March 27, 2015	—	—	—	—	35,912	—	35,912	637,438(6)
__________________________

(1)
Represents performance-based restricted stock units granted under the Equity Plan. These restricted stock units vest based on the achievement of certain performance conditions over a three-year period. These amounts exclude dividend equivalent units which are eligible to vest upon the conclusion of the applicable performance period. The target and maximum amounts correspond to the number of restricted stock units that would have been earned in the event that specified performance goals were achieved. For more information on performance-based restricted stock units, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Incentive Award.”

(2)
Represents time-based restricted stock units granted under the Equity Plan during 2015. These restricted stock units vest in equal installments on each of the first three anniversaries of the grant date or commencement date, as applicable. For more information on time-based restricted stock units, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Incentive Award.”

(3)
Represents time-based and performance-based restricted stock units granted under the Equity Plan. The grant date fair value of each award was computed in accordance with ASC Topic 718, without regard to forfeitures. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the current officers, or in the case of the former executives, the values, that were actually realized.

(4)
Under his employment agreement, Mr. Miller is eligible to receive a commission-based sales management bonus and selling agreement bonus as described above under “Compensation Discussion and Analysis-Employment Agreements.”

(5)
Mr. Stanley received no stock awards in respect of his service as Interim Chief Executive Officer. For his services as a member of the Board in 2015, he received 12,049 deferred stock units, which settled on September 29, 2015, the date of his departure. For more information regarding the fees he received as a director of the Company, see “Compensation of the Board of Directors-Director Compensation Table for 2015.”

(6)	Upon Mr. Sodo’s departure, all 35,912 performance-based restricted stock units were forfeited.

OUTSTANDING EQUITY AWARDS
The following table provides a summary of restricted shares of common stock or restricted stock units issued to current and former executive officers, which had not vested as of December 31, 2015. The market value of restricted stock awards is based on the closing price of the Company’s common stock on December 31, 2015, which was $7.92.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Current Executives
Glenn Rufrano	341,356	(2)	2,703,540	273,085	2,162,833
Michael J. Bartolotta	28,772	(3)	227,874	57,542	455,733
Thomas W. Roberts	193,366	(4)	1,531,459	68,272	540,714
William C. Miller	23,895	(2)	189,248	47,789	378,489
Lauren Goldberg	22,100	(5)	175,032	44,199	350,056

Former Executives
William G. Stanley	—	(6)	—	—	—
Michael J. Sodo	—	(7)	—	—	—
__________________________

(1)
Represents restricted stock units that will vest subject to the achievement of certain performance conditions, which are based on the Company’s TSR relative to its peers and the NAREIT Equity Market Index. The performance period began April 1, 2015 and will end December 31, 2017.

(2)	Represents restricted stock units granted on April 1, 2015 that will vest in three equal installments on each of the first, second and third anniversaries of the grant date.

(3)	Represents restricted stock units granted on October 5, 2015 that will vest in three equal installments on each of the first, second and third anniversaries of the grant date.

(4)
Comprised of 46,748 remaining unvested restricted shares of common stock that were granted on February 14, 2014 which will vest in four equal installments on the second, third, fourth and fifth anniversaries of the grant date and 112,482 remaining unvested restricted shares of common stock that were granted on October 15, 2014 which will vest in two equal installments on the second and third anniversaries of the grant date. Also comprised of 34,136 restricted stock units that were granted on April 1, 2015 which will vest in three equal installments on each of the first, second and third anniversaries of the grant date.

(5)	Represents restricted stock units granted on May 26, 2015 that will vest in three equal installments on each of the first, second and third anniversaries of the grant date.

(6)
9,841 restricted shares of common stock vested in full on September 29, 2015, the date of his departure. All remaining unvested restricted shares of common stock were forfeited when Mr. Stanley declined to seek re-election at the 2015 stockholders’ annual meeting.

(7)	All unvested performance-based restricted stock units were forfeited upon Mr. Sodo’s departure in October 2015.

STOCK VESTED
The following table provides a summary of the restricted shares of common stock and restricted stock units issued to current and former executive officers, which vested during the fiscal year ended December 31, 2015.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Current Executives
Glenn Rufrano	—	—
Michael J. Bartolotta	—	—
Thomas W. Roberts	67,929(2)	576,105
William C. Miller	—	—
Lauren Goldberg	—	—

Former Executives
William G. Stanley	31,811(3)	262,088
Michael J. Sodo	43,523(4)	370,315
__________________________

(1)	Value realized on vesting is calculated based on the per share closing market price of the Company’s common stock on the respective vesting date.

(2)	Reflects 11,688 restricted shares of common stock that vested on February 14, 2015 and 56,241 restricted shares of common stock that vested on October 15, 2015.

(3)
Reflects 8,000 restricted shares of common stock that vested on January 8, 2015, 1,921 restricted shares of common stock that vested on February 7, 2015, 9,841 restricted shares of common stock that vested on September 29, 2015 and 12,049 deferred stock units that settled on September 29, 2015.

(4)
Reflects 1,903 restricted shares of common stock that vested on August 5, 2015, 11,971 restricted stock units that vested on October 29, 2015, 5,708 restricted shares of common stock that vested on November 4, 2015 and 23,941 restricted stock units that vested on November 4, 2015.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Current Executives
Glenn Rufrano
Mr. Rufrano is party to an employment agreement with the Company which became effective on April 1, 2015. Details of his termination scenarios are presented below.
Death or Disability. If Mr. Rufrano’s employment is terminated due to his death or at the election of the Company due to his Disability (as defined in his employment agreement), Mr. Rufrano will be entitled to “Accrued Benefits” comprised of (i) any earned and accrued but unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other applicable payments or benefits to which Mr. Rufrano is entitled under the terms of any applicable compensation arrangement, benefit plan or program. Mr. Rufrano will also be entitled to any accrued but unpaid annual cash bonus for the year prior to the year of termination, if applicable, and all outstanding and unvested equity award granted to Mr. Rufrano will vest on a pro rata basis calculated by dividing the amount of months elapsed since issuance by the applicable term of a time-based award or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels).
Termination by the Company without Cause or Resignation for Good Reason (other than during a Change in Control Period). If Mr. Rufrano’s employment is terminated other than during a Change in Control Period (as defined in his employment agreement) by the Company without Cause (as defined in his employment agreement) or if Mr. Rufrano resigns for Good Reason (as defined in his employment agreement), Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of his then-effective annual base salary and target annual cash bonus for the year of termination (provided that for purposes of calculating this amount, the target annual cash bonus shall not be less than 150% of Mr. Rufrano’s annual rate of base salary amount), (iv) vesting of 100% (or, after the initial three-year term of the agreement, a pro rata portion) of his then-outstanding unvested equity awards (with performance criteria assumed to be achieved at target levels) and (v) continued group medical coverage for up to 18 months following the termination date.
Termination by the Company without Cause or Resignation for Good Reason (during a Change in Control Period). If Mr. Rufrano’s employment is terminated during a Change in Control Period by the Company without Cause or due to the non-renewal of the employment agreement by the Company or if Mr. Rufrano resigns for Good Reason, Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination, (iii)

an amount equal to three times the sum of his then-effective annual base salary and target annual cash bonus for the year of termination (provided that for purposes of calculating this amount, the target annual cash bonus shall not be less than 150% of Mr. Rufrano’s annual rate of base salary amount) and (iv) vesting of 100% of his then-outstanding unvested equity awards (with performance criteria assumed to be achieved at target levels).
Termination by the Company for Cause, Resignation without Good Reason or Non-Renewal by Mr. Rufrano. If Mr. Rufrano’s employment is terminated by the Company for Cause, by Mr. Rufrano without Good Reason or upon the non-renewal of the employment term by Mr. Rufrano, the Company will pay Mr. Rufrano only Accrued Benefits and Mr. Rufrano will forfeit all unvested equity awards.
Termination by Non-Renewal by the Company. If Mr. Rufrano’s employment is terminated upon the non-renewal of the employment agreement by the Company (other than during a Change in Control Period), Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination and (iii) an amount equal to the sum of his annual base salary and target annual cash bonus (payable in installments).
Michael J. Bartolotta
Mr. Bartolotta is party to an employment agreement with the Company which became effective on October 5, 2015. Details of his termination scenarios are presented below.
Death or Disability. If Mr. Bartolotta’s employment is terminated due to his death or disability, then Mr. Bartolotta will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iv) all other payments or benefits to which Mr. Bartolotta is entitled under the terms of any applicable compensation arrangement or benefit plan or program. In addition, any outstanding equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date will vest on a pro rata basis calculated by dividing the amount of months elapsed since issuance by the applicable term of a time-based award or the performance measurement period of a performance-based award (assuming the performance criteria had been achieved at target levels for such period).
Termination by the Company without Cause or by Mr. Bartolotta for Good Reason. If Mr. Bartolotta’s employment is terminated by the Company without Cause (as defined in his employment agreement) or by Mr. Bartolotta for Good Reason (as defined in his employment agreement), then Mr. Bartolotta will be entitled to (i) the Accrued Benefits, (ii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iii) continued medical coverage, at the same cost to Mr. Bartolotta as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Bartolotta secures other medical coverage or (z) the COBRA continuation period. In addition, all outstanding and unvested time-based equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date will vest in full and performance-based equity awards will vest at target levels (assuming the performance criteria had been achieved at target levels for such period).
Termination by the Company for Cause or Resignation without Good Reason. If Mr. Bartolotta’s employment is terminated by the Company for Cause or Mr. Bartolotta voluntarily resigns without good reason, then Mr. Bartolotta will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
Thomas W. Roberts
Mr. Roberts was party to an employment agreement with the Company which became effective on April 1, 2015. On February 23, 2016, Mr. Roberts entered into a new employment agreement with the Company. For purposes of the “-Termination Scenario Table” below, we have presented Mr. Roberts’ termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2015.
Death or Disability. If Mr. Roberts’ employment is terminated due to his death or at the election of the Company due to his disability, to the extent equity awards issued to Mr. Roberts provided for vesting upon his death or disability, Mr. Roberts’ equity issued pursuant to such awards will vest.
Termination by the Company without Cause. If Mr. Roberts’ employment is terminated by the Company without Cause (as defined in his employment agreement), Mr. Roberts will be entitled to an amount equal to his trailing 12 months’ total annual cash compensation (inclusive of his then current base salary, together with any annual cash bonus paid in the 12-month period prior to his termination but excluding any retention bonuses or other equity or stock bonuses or grants). Additionally, he will be entitled to pro rata vesting of his unvested equity awards, determined by multiplying the total number of equity awards of a fraction, the numerator of which is the number of whole months elapsed from the grant date until the date of such termination, and the denominator of which is 36 (for time-based equity awards) and 33 (for performance-based equity awards).
Resignation by Mr. Roberts for Cause or Good Reason. Although Mr. Roberts’ employment agreement does not provide additional payouts in connection with his resignation from the Company with Good Reason, certain of Mr. Roberts’ equity will accelerate and become fully vested should he resign with Good Reason (as defined in the applicable equity award).
Mr. Roberts’ termination scenarios as set forth in his new employment agreement are substantially consistent with the termination scenarios set forth above for Mr. Bartolotta.
William C. Miller
Mr. Miller was party to an employment agreement with the Company which became effective on June 10, 2015. On February 23, 2016, Mr. Miller entered into a new employment agreement with the Company. For purposes of the “-Termination Scenario Table” below, we have presented Mr. Miller’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2015.
Termination by the Company for Cause or Voluntary Resignation by Mr. Miller. If Mr. Miller is terminated by the Company for Cause (as defined in his employment agreement) or if he voluntarily resigns without Good Reason (as defined in his employment agreement), Mr. Miller will forfeit any unvested equity awards granted to him and if the termination occurs prior to the completion of twelve months of his start date, 100% of his cash award (i.e., $700,000) will be forfeited and returned to the Company or if the termination occurs after twelve months but prior to the completion of 24 months of service from his start date, 50% of his cash award (i.e., $350,000) will be forfeited and returned to the Company.
Termination by the Company without Cause or Resignation for Good Reason. If Mr. Miller is terminated by the Company without Cause or if Mr. Miller resigns for Good Reason outside of a Change in Control Period (as defined in his employment agreement), Mr. Miller will be entitled to a monthly severance payment equal to his average monthly earnings over the two-year period preceding the termination date (excluding, for the avoidance of doubt, the cash award and any selling agreement bonuses paid during the period) for a period of six months. In the event of termination by the Company without Cause or by Mr. Miller for Good Reason during a Change in Control Period, the severance period will be increased to twelve months. Additionally, whether during or outside of the Change in Control Period, Mr. Miller will be entitled to vesting in full of all of the outstanding and unvested time-based equity awards and performance-based equity awards granted to him (assuming the performance criteria had been achieved at target levels for the relevant performance period).
Mr. Miller’s termination scenarios as set forth in his new employment agreement are substantially consistent with the termination scenarios set forth above for Mr. Bartolotta.
Lauren Goldberg
Ms. Goldberg is party to an employment agreement with the Company which became effective on May 26, 2015. Details of her termination scenarios are presented below.
Death or Disability. If Ms. Goldberg’s employment is terminated due to her death or disability, then Ms. Goldberg will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iv) all other payments or benefits to which Ms. Goldberg is entitled under the terms of any applicable compensation arrangement or benefit plan or program. In addition, any outstanding equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date will vest on a pro rata basis calculated by dividing the amount of months elapsed since issuance by the applicable term of a time-based award or the performance measurement period of a performance-based award (assuming the performance criteria had been achieved at target levels for such period).

Termination by the Company without Cause or by Ms. Goldberg for Good Reason. If Ms. Goldberg’s employment is terminated by the Company without Cause (as defined in his employment agreement) or by Ms. Goldberg for Good Reason (as defined in his employment agreement), then Ms. Goldberg will be entitled to (i) the Accrued Benefits, (ii) an amount equal to the sum of her annual base salary and target bonus for the year of termination and (iii) continued medical coverage, at the same cost to Ms. Goldberg as if she were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Ms. Goldberg secures other medical coverage or (z) the COBRA continuation period. In addition, all outstanding and unvested time-based equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date will vest in full and performance-based equity awards will vest at target levels (assuming the performance criteria had been achieved at target levels for such period).
Termination by the Company for Cause or Resignation without Good Reason. If Ms. Goldberg’s employment is terminated by the Company for Cause or Ms. Goldberg voluntarily resigns without good reason, then Ms. Goldberg will be entitled only to Accrued Benefits and she will forfeit all unvested equity awards.
Former Executives
As depicted in “- Termination Scenario Table” below, each of William G. Stanley and Michael J. Sodo departed the Company prior to December 31, 2015. Therefore, in the table, we have only presented the actual payouts made to each of these individuals in connection with their departures. The details of the actual payments are further described below.
William G. Stanley
On December 15, 2014, the Board appointed William G. Stanley, then the Company’s Lead Independent Director, to serve in the full-time positions of Interim Chief Executive Officer and Interim Chairman of the Board. While in this role, Mr. Stanley received $150,000 per month (the “Monthly Retainer”) in lieu of any other Board cash retainers and cash fees. Mr. Stanley continued to be eligible to receive the equity retainer payable to directors. In connection with the appointments of Glenn J. Rufrano as Chief Executive Officer and Hugh R. Frater as Non-Executive Chairman of the Board, each effective April 1, 2015, Mr. Stanley resigned from his positions as Interim Chief Executive Officer and Interim Chairman of the Board on such date. Mr. Stanley’s position as Interim Chief Executive Officer was not documented in a formal employment agreement and he was due no additional fees or benefits upon his resignation on April 1, 2015, aside from any accrued and unpaid amounts of his Monthly Retainer.
Michael J. Sodo
In connection with his departure, Michael J. Sodo entered into a separation agreement with the Company, pursuant to which, effective October 5, 2015, Mr. Sodo was no longer the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Sodo remained employed by the Company until November 4, 2015 to assist in the transition. Pursuant to Mr. Sodo’s employment agreement with the Company, dated January 9, 2015, he was entitled to (A) an amount equal to the sum of (i) twelve months base salary plus (ii) an amount equal to the target annual cash bonus and (B) the unpaid portion of the promotion cash bonus in the amount of $275,000. In addition, he was entitled to accelerated vesting on his outstanding unvested restricted shares of common stock and time-based restricted stock units. The performance condition underlying Mr. Sodo’s unvested performance-based restricted stock units were not satisfied and, accordingly, such performance-based restricted stock units were forfeited in full.

TERMINATION SCENARIO TABLE
The table below provides certain estimates of the payments and benefits that would be provided to our NEOs in the event that a qualifying termination of employment or a change in control occurs, assuming that the triggering event took place on December 31, 2015. The value of vested equity is based on the closing price of the Company’s common stock on December 31, 2015 of $7.92.

Name and Termination Scenario	Accrued Salary ($)	Accrued Bonus ($)	Severance ($)	Vested Equity Awards ($)	Accrued Benefits ($)(1)	Other(2)	Total Payout ($)
Current Executives
Glenn Rufrano
Death or Disability	—	1,500,000	—	1,265,748	51,548	43,950	2,861,246
Without Cause or Resignation for Good Reason (no Change in Control)	—	1,500,000	5,000,000	4,866,373	82,048	168,971	11,617,392
Without Cause or Resignation for Good Reason (Change in Control)	—	1,500,000	7,500,000	4,866,373	51,548	168,971	14,086,892
For Cause or Voluntary Resignation	—	—	—	—	51,548	—	51,548
Non-Renewal by the Company	—	1,500,000	2,500,000	—	51,548	—	4,051,548
Michael J. Bartolotta
Death or Disability	—	468,750	—	47,716	1,114	828	518,408
Without Cause or Resignation for Good Reason (with or without Change in Control)	—	468,750	968,750	683,607	19,334	11,868	2,152,309
For Cause or Voluntary Resignation	—	—	—	—	1,114	—	1,114
Thomas W. Roberts
Death or Disability	—	—	—	370,244	36,647	—	406,891
Without Cause or Resignation for Good Reason (with or without Change in Control)	—	—	1,096,921	1,452,263	36,647	6,638	2,592,469
For Cause or Voluntary Resignation	—	—	—	—	36,647	—	36,647
Change in Control(3)	—	—	—	1,261,102	—	—	1,261,102
William C. Miller
Death or Disability	—	—	—	—	—	—	—
Without Cause or Resignation for Good Reason (no Change in Control)	—	—	725,000	567,737	14,351	19,713	1,326,801
Without Cause or Resignation for Good Reason (Change in Control)	—	—	1,450,000	567,737	14,351	19,713	2,051,801
For Cause or Voluntary Resignation	—	—	—	—	14,351	—	—(4)
Lauren Goldberg
Death or Disability	—	450,000	—	113,079	18,889	3,926	585,894
Without Cause or Resignation for Good Reason (with or without Change in Control)	—	450,000	900,000	525,088	25,007	18,232	1,918,327
For Cause or Voluntary Resignation	—	—	—	—	18,889	—	18,889
Former Executives
William G. Stanley(5)	—	—	—	—	—	—	—
Michael J. Sodo(6)	5,192	—	1,400,000(6)	253,499(7)	21,923	3,292	1,683,906
__________________________

(1)	Reflects accrued vacation, unreimbursed business expenses and/or medical coverage for the executive and his or her spouse and then-covered dependents.

(2)	Includes dividend equivalents on restricted stock units.

(3)
Certain legacy equity award agreements contain a change in control provision that provides for the automatic vesting of all outstanding and unvested equity awards upon a Change of Control (as defined in the Company’s Equity Plan).

(4)	Mr. Miller would be required to forfeit and repay $700,000 that he received under his employment agreement.

(5)
As noted in “—Payments upon Termination or Change in Control” above, Mr. Stanley did not enter into a formal employment agreement with the Company upon his appointment as Interim Chief Executive Officer on December 15, 2014 and was only entitled to the monthly retainer of $150,000. Therefore, no amounts have been presented for Mr. Stanley in connection with the termination of his service as Interim Chief Executive Officer.

(6)
As noted in “—Payments upon Termination or Change in Control” above,” Mr. Sodo entered into a separation agreement with the Company pursuant to which he received a cash severance in the amount of $1,400,000, comprised of a base salary of $450,000, an annual bonus of $675,000 and a cash promotion grant of $275,000.

(7)	Reflects 5,708 restricted shares of common stock and 23,941 restricted stock units that vested upon Mr. Sodo’s departure.

COMPENSATION OF THE BOARD OF DIRECTORS
Director Compensation
In January 2015, the Compensation Committee completed a review of the compensation arrangements for the Board of Directors as part of the overall review of the Company’s compensation practices and policies. The Compensation Committee engaged Semler Brossy to conduct a study of market practices based on the peer group approved for reviewing executive pay. Semler Brossy recommended a number of changes to make the compensation for directors consistent with best practices among the Company’s peers and the Compensation Committee recommended these changes to the full Board of Directors.
Effective January 1, 2015, upon consideration of and consistent with the recommendations of the Compensation Committee and Semler Brossy, the Board of Directors approved and adopted the following retainers and fees for each independent director:

•	$60,000 annual cash retainer (the “Annual Cash Board Retainer”);

•
meeting fees of $2,000 per in-person meeting and $1,500 per telephonic meeting for each meeting of the Board and of an established committee of the Board (the “Meeting Fees” and, together with the Annual Cash Board Retainer, the “Board Cash Compensation”); and

•	$110,000 annual equity retainer in the form of deferred stock units (the “Annual Equity Board Retainer”).

In addition, the director who serves as the non-Executive Chairman of the Board receives an annual cash retainer of $150,000; the director who serves as the chair of the Audit Committee receives an annual cash retainer of $20,000; the director who serves as the chair of the Compensation Committee receives an annual cash retainer of $15,000; and the director who serves as the chair of the Nominating and Corporate Governance receives an annual cash retainer of $10,000.

The Board Cash Compensation for 2015 was paid to the independent directors quarterly in arrears commencing with the end of the quarter ended March 31, 2015. The Annual Equity Board Retainer for 2015 was granted to each independent director on May 15, 2015 who was serving on such date (and a pro rata portion was granted to Messrs. Ordan, Henry and Pinover on the respective dates they joined the Board). The Annual Equity Board Retainer will be made in subsequent years in connection with each regularly scheduled annual meeting of stockholders and if an independent director is elected to the Board between annual meetings of stockholders, a pro-rata Annual Equity Board Retainer will be made at such independent director’s election measured from the effective date of the election to the one-year anniversary of the previous year’s annual meeting of stockholders.

The Annual Equity Board Retainer consisted of deferred stock units. The deferred stock units, which vest upon issuance, will be settled three years from the date of grant or, if a director ends his or her tenure for any reason prior thereto, the end of his or her tenure. The deferred stock units entitle the holder to dividend equivalent payments consistent with the dividends paid on the Company’s common stock.

In addition, on January 12, 2015, the Board of Directors, in consultation with Semler Brossy, established interim compensation arrangements for independent directors who substantially increased their time commitments and leadership responsibilities while the Company completed its restatements, became current in its reporting obligations and transitioned to a permanent Chief Executive Officer. The Board also established interim compensation arrangements for two members of the Audit Committee in recognition of their respective roles and effort in overseeing the Audit Committee Investigation and the process of the Company becoming current in its SEC reporting obligations. These compensation arrangements ended on March 31, 2015.

Director Compensation Table for 2015
The following table sets forth the information regarding the compensation of our current and former directors who served during the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)
Current Directors
Glenn Rufrano(4)	—	—	—	—	—
Hugh R. Frater	191,000	110,007	—	3,313	304,320
Bruce D. Frank	310,443(5)	129,772	—	4,049	444,264
David B. Henry	25,880	69,015	—	2,474	97,369
Mark S. Ordan	52,808	100,361	—	3,255	156,424
Eugene A. Pinover	21,326	69,015	—	2,474	92,815
Julie G. Richardson	83,332	110,007	—	3,313	196,652
Former Directors
Thomas A. Andruskevich	438,288(6)	110,007	—	—	548,295
Leslie D. Michelson	63,000	27,494	—	—	90,494
Edward G. Rendell	77,000	27,494	—	—	104,494
William G. Stanley (7)	50,174	110,007	—	—	160,181
__________________________

(1)	For a description of the annual non-employee director retainer fees and related payments, please see “Compensation of the Board of Directors—Director Compensation.”

(2)
Reflects the grant date fair value of stock awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for stock-based compensation and the assumptions used, see Note 19 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 24, 2016. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the directors.

(3)	Reflects dividends on restricted shares of common stock and dividend equivalents on deferred stock units.

(4)	Mr. Rufrano did not receive any fees for serving as director in 2015.

(5)
Includes special interim compensation of $148,438 paid to Mr. Frank for his substantially increased time commitments and leadership responsibilities while the Company completed the restatement of its financial statements, became current in its reporting obligations and transitioned to a permanent Chief Executive Officer.

(6)
Includes $300,000 that Mr. Andruskevich received as interim lead independent director in lieu of the annual retainer of the lead independent director and fees for any Board or committee meetings principally devoted to the search for a permanent Chief Executive Officer and permanent independent Chairman of the Board and the Board’s oversight of the Company’s operations.

(7)
Excludes compensation paid while serving as Interim Chief Executive Officer. Refer to “—Summary Compensation Table” above for amounts paid while serving in the capacity of Interim Chief Executive Officer. As a result of his decision not to stand for re-election at the September 29, 2015 stockholders’ annual meeting, Mr. Stanley voluntarily forfeited 26,000 of the remaining 32,000 unvested shares from previous equity awards.

Director Stock Ownership Guidelines
In 2015, our Board adopted guidelines encouraging each director to hold shares of the Company’s common stock. Each non-employee director of the Company is required to own common stock of the Company with a fair market value of at least five times the cash portion of his or her annual retainer. Each non-employee director has a phase-in period of five years from the date of his or her election to the Board to achieve the required minimum share ownership level.
Starting in 2016, independent directors may elect to receive deferred stock units in lieu of the Annual Cash Board Retainer and any annual cash retainer for serving as Non-Executive Chairman or as chair of any of the Board committees. If a director makes this election, he or she will receive a quarterly issuance of deferred stock units equal to his or her aggregate deferred retainer(s) for the prior calendar quarter divided by the closing price of the Company’s common stock on the NYSE on the third business day following a quarter end. The deferred stock units will be granted under the Equity Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The table below presents the members of the Compensation Committee and their respective service terms beginning January 1, 2015. None of these persons had, at any time, served as an officer or employee of the Company and none of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Name	Dates
Edward G. Rendell (Former Independent Director)*	January 1, 2015 - April 1, 2015
Thomas A. Andruskevich (Former Independent Director)*(1)	January 1, 2015 - September 29, 2015
Bruce D. Frank (Independent Director)*	January 1, 2015 - Present
Julie G. Richardson (Independent Director)(2)	April 1, 2015 - Present
Mark S. Ordan (Independent Director)	September 29, 2015 - Present
__________________________
* Tenure on the Compensation Committee began prior to January 1, 2015.
(1) Mr. Andruskevich served as a member and Chairperson of the Compensation Committee from November 20, 2014 until September 29, 2015.
(2) Ms. Richardson has served as the Chairperson of the Compensation Committee since September 29, 2015.
PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to vote on a non-binding advisory resolution approving the named executive officers’ compensation described herein. This proposal, known as a “say on pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officer’s compensation.
The Board believes that the information provided in the Compensation Discussion and Analysis demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve, on a non-binding, advisory basis, the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation table and related narrative discussion, is hereby approved.”
While the say-on-pay vote is advisory and will be non-binding, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2017 annual meeting of stockholders, and the next advisory vote on the frequency of holding a say-on-pay vote will occur no later than the 2020 annual meeting of stockholders.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This non-binding advisory vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.
The affirmative vote of a majority of the votes cast at the Annual Meeting for the adoption of this resolution is required to approve the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 9, 2016, in each case including shares of common stock which such persons have a right to acquire within 60 days, by:

•
each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of its common stock based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of the Company’s executive officers and directors; and

•	all of the Company’s executive officers and directors as a group.

	Percentage of Common Stock
Name of Beneficial Owner	Shares Owned (1)	Percentage (2)
The Vanguard Group(3)	130,549,044	14.1%
Corvex Management LP(4)	78,821,280	8.5%
Blackrock Inc.(5)	61,088,692	6.6%
FMR LLC(6)	48,673,565	5.2%
Directors and Executive Officers(7)
Hugh R. Frater(8)	74,049	*
Bruce D. Frank(9)	16,059	*
David B. Henry(10)	8,998	*
Mark S. Ordan(11)	11,835	*
Eugene A. Pinover(12)	21,298	*
Julie G. Richardson(13)	29,449	*
Glenn J. Rufrano(14)	248,786	*
Michael J. Bartolotta	30,500	*
Lauren Goldberg	—	*
Paul H. McDowell(15)	43,433	*
William C. Miller(16)	7,965	*
Thomas W. Roberts(17)	326,882	*
All directors and executive officers as a group	819,254	*
(12 persons)
__________________________
* Represents less than 1% of the shares of the Company’s common stock outstanding.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of the Company’s common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)
Based on 928,618,254 shares of common stock outstanding as of March 9, 2016. Includes 65,978 deferred stock units that settle three years from the date of grant or, if a director ends his or her tenure for any reason prior thereto, the end of his or her tenure, and 23,763,797 OP Units that are exchangeable into shares of the Company’s common stock. OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance. Holders of the deferred stock units and OP Units are not entitled to voting rights.

(3)
The information with respect to The Vanguard Group is based solely on the Schedule 13G/A filed with the SEC on February 11, 2016 and includes 65,194,800 shares of common stock beneficially owned by the Vanguard Specialized Funds - Vanguard REIT Index Fund (the “Index Fund”). The number of shares beneficially owned by the Index Fund is based upon information filed separately by the Index Fund with the SEC on Schedule 13G/A on February 9, 2016. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
The information with respect to Corvex Management LP is based on the Schedule 13D/A filed with the SEC on September 25, 2015 and a subsequent Schedule 13D/A filed with the SEC on March 18, 2016. Corvex Management LP reduced its position to 44,360,189 shares owned as of March 17, 2016, which represents 4.8% of the shares of the Company’s common stock outstanding. The address for Corvex Management LP is 712 Fifth Avenue, 23rd Floor, New York, New York, 10019.

(5)
The information with respect to BlackRock Inc. is based solely on the Schedule 13G/A filed with the SEC on February 10, 2016. The address for BlackRock Inc. is 55 East 52nd Street, New York, New York, 10055.

(6)
The information with respect to the holdings of FMR LLC is based solely on the Schedule 13G filed with the SEC on February 12, 2016. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(7)	The address for each of these persons is c/o VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016.

(8)
Includes 12,049 deferred stock units issued in connection with such individual’s service as a member of the Board and 62,000 shares held in a revocable trust of which Mr. Frater and his wife are trustees.

(9)	Includes 12,049 deferred stock units issued in connection with such individual’s service as a member of the Board.

(10)	Includes 8,998 deferred stock units issued in connection with such individual’s service as a member of the Board.

(11)	Includes 11,835 deferred stock units issued in connection with such individual’s service as a member of the Board.

(12)	Includes 8,998 deferred stock units issued in connection with such individual’s service as a member of the Board.

(13)
Includes 17,400 aggregate shares of the Company’s common stock which were purchased in three separate tranches of 5,800 shares for three separate trusts of which Ms. Richardson is the trustee. Each trust benefits a separate child of Ms. Richardson. Also includes 12,049 deferred stock units issued in connection with such individual’s service as a member of the Board.

(14)	Includes 113,786 time-based restricted stock units that are scheduled to vest on April 1, 2016.

(15)	Includes 3,414 time-based restricted stock units that are scheduled to vest on April 1, 2016. Mr. McDowell holds 25,164 of his shares in a margin account with a brokerage firm.

(16)	Includes 7,965 time-based restricted stock units that vested on March 16, 2016.

(17)	Includes 11,379 time-based restricted stock units that are scheduled to vest on April 1, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2015, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, other than in relation to the following reports: Form 4s for Michael T. Ezzell, Paul H. McDowell and Thomas W. Roberts that were filed on July 1, 2015 in connection with restricted stock units that were awarded under the Equity Plan on April 1, 2015 for Messrs. Ezzell and McDowell and May 11, 2015 for Mr. Roberts. The late filings all occurred as a result of clerical oversights in connection with the change in management.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions with the Cole REITs in the Ordinary Course of Cole Capital’s Business
As part of the Company’s operation of its Cole Capital segment, it is contractually responsible for managing the affairs of the following Cole REITs — Cole Credit Property Trust IV, Inc. (“CCPT IV”), Cole Real Estate Income Strategy (Daily NAV), Inc. (“INAV”), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) and Cole Credit Property Trust V, Inc. (“CCPT V) — on a day-to-day basis, identifying and making acquisitions and investments on behalf of the Cole REITs, and recommending to the respective board of directors of each of the Cole REITs an approach for providing investors with liquidity. In addition, the Company distributes the shares of common stock for certain Cole REITs and advises them regarding offerings, manages relationships with participating broker dealers and financial advisors, and provides assistance in connection with compliance matters relating to the offerings. The Company receives compensation and reimbursement for services relating to the Cole REITs’ offerings and the investment, management and disposition of their respective assets, as applicable. The Company also provided these services to Cole Corporate Income Trust, Inc. (“CCIT”) until the fund completed its liquidation event on January 29, 2015.
Information contained herein in respect to the Cole REITs is presented through December 31, 2015; however, these arrangements are ongoing.
Advisory Agreements
The Company, through directly or indirectly controlled affiliate entities, was a party to advisory agreements with the Cole REITs during the year ended December 31, 2015 and with CCIT, until the date of its liquidation event. The Company earns fees related to the acquisition, development or construction of properties on behalf of the respective Cole REITs pursuant to these advisory agreements. The Company is reimbursed for acquisition expenses incurred in the process of acquiring properties up to certain limits provided in each Cole REIT’s respective advisory agreement. The Company is not reimbursed for personnel costs in connection with services for which it receives acquisition fees or real estate commissions. The Company may also earn disposition fees related to the sale of one or more properties, including those held indirectly through joint ventures, on behalf of a Managed REIT and certain joint ventures.
In addition, the Company earns advisory and asset and property management fees from the Cole REITs and certain joint ventures. The Company may be reimbursed for expenses incurred in providing advisory and asset and property management services, subject to certain limitations. The Company recorded fees and expense reimbursements as shown in the table below for services provided to the Cole REITs and certain joint ventures during the year ended December 31, 2015 (in thousands):

	Year Ended December 31, 2015
	CCPT IV	CCPT V	CCIT	CCIT II	INAV	Joint Ventures	Total
Transaction service fees and reimbursements
Acquisition fees	12,244	1,735	—	4,763	—	—	18,742
Disposition fees (1)	—	—	4,350	—	—	624	4,974
Reimbursement revenues	989	432	15	319	410	—	2,165
Total transaction service fees and reimbursements	13,233	2,167	4,365	5,082	410	624	25,881

Management fees and reimbursements
Asset and property management fees and leasing fees	—	—	—	—	—	452	452
Advisory and performance fee revenue	32,140	3,336	1,557	5,379	2,536	—	44,948
Reimbursement revenues	8,682	2,326	325	2,510	—	—	13,843
Total management fees and reimbursements	40,822	5,662	1,882	7,889	2,536	452	59,243
Total transaction service and management fees and reimbursements	$54,055	$7,829	$6,247	$12,971	$2,946	$1,076	$85,124
__________________________

(1)
The Company earned a disposition fee of $4.4 million on behalf of CCIT when it merged with Select Income REIT on January 29, 2015 and a $0.6 million disposition fee in connection with the sale of one property owned by a consolidated joint venture.

Dealer Manager Agreements
Cole Capital Corporation, an indirectly-controlled affiliate of the Company, generally receives a selling commission of up to 7.0% of gross offering proceeds related to the sale of shares of CCIT II and CCPT V common stock in their primary offerings, before reallowance of commissions earned by participating broker dealers. The Company reallowed 100% of selling commissions earned to participating broker dealers. In addition, the Company generally receives 2.0% of gross offering proceeds in the primary offerings, before reallowance to participating broker dealers, as a dealer manager fee in connection with the sale of CCIT II and CCPT V shares of common stock. The Company, in its sole discretion, may reallow all or a portion of its dealer manager fee to such participating broker dealers as a marketing and due diligence expense reimbursement, based on factors such as the volume of shares sold by such participating broker dealers and the amount of marketing support provided by such participating broker dealers. No selling commissions or dealer manager fees are paid to the Company or other broker dealers with respect to shares sold under the respective Managed REIT’s distribution reinvestment plan, under which the stockholders may elect to have distributions reinvested in additional shares.
In connection with the sale of INAV shares of common stock, the Company receives an asset-based dealer manager fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to (i) 1/365th of 0.55% of the net asset value (“NAV”) for Wrap Class shares of common stock (“W Shares”) for such day, (ii) 1/365th of 0.55% of the NAV for Advisor Class shares of common stock (“A Shares”) for such day and (iii) 1/365th of 0.25% of the NAV for Institutional Class shares of common stock (“I Shares”) for such day. The Company, in its sole discretion, may reallow a portion of its dealer manager fee received on W Shares, A Shares and I Shares to participating broker dealers. In addition, the Company receives a selling commission on A Shares sold in the primary offering of up to 3.75% of the offering price per share for A Shares. The Company reallowed 100% of selling commissions earned to participating broker dealers. The Company also receives an asset-based distribution fee for A Shares that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.50% of the NAV for A Shares for such day. The Company, in its sole discretion, may reallow a portion of the distribution fee to participating broker dealers. No selling commissions are paid to the Company or other broker dealers with respect to W Shares or I Shares or on shares of any class of INAV common stock sold pursuant to INAV’s distribution reinvestment plan, under which the stockholders may elect to have distributions reinvested in additional shares, and no distribution fees are paid to the Company or other broker dealers with respect to W Shares or I Shares.

All other organization and offering expenses associated with the sale of the Cole REITs’ common stock are paid for in advance by the Company and subject to reimbursement by the Cole REITs, up to certain limits in accordance with their respective advisory agreements and charters. As these costs are incurred, they are recorded as reimbursement revenue, up to the respective limit, and are included in offering-related revenues in the financial results for Cole Capital. Expenses paid on behalf of the Cole REITs in excess of these limits that are expected to be collected based on future estimated offering proceeds are recorded as program development costs. As of December 31, 2015, the Company had organization and offering costs of $12.9 million, which were net of reserves of $34.8 million.
The table below reflects the gross offering-related fees and reimbursements from the Cole REITs for the year ended December 31, 2015 (in thousands).

	Year Ended December 31, 2015
	CCPT V	CCIT II	INAV	Total
Offering-related fees and reimbursements
Selling commissions (1)	$3,263	$10,538	$300	$14,101
Dealer manager and distribution fee revenue (2)	1,025	3,252	854	5,131
Reimbursement revenue	1,192	3,519	467	5,178
Total offering-related fees and reimbursements	$5,480	$17,309	$1,621	$24,410
__________________________

(1)	The Company reallows 100% of selling commissions earned to participating broker-dealers.

(2)	During the year ended December 31, 2015, the Company reallowed $2.0 million of dealer manager fees to participating broker dealers as a marketing and due diligence expense reimbursement.
Due from Affiliates
As of December 31, 2015, $60.6 million was expected to be collected from affiliates, including $50.0 million outstanding under the Cole REITs’ lines of credit, as well as $10.6 million for services provided by the Company and expenses subject to reimbursement by the Cole REITs in accordance with their respective advisory and property management agreements.
As of December 31, 2015, the Company had revolving line of credit agreements in place that provide for maximum borrowings of $60.0 million to each of CCIT II and CCPT V. The lines of credit bear interest at variable rates of one-month LIBOR plus 2.20%. The line of credit with CCPT V matures in March 2016. Subsequent to December 31, 2015, the Company extended the maturity date of the CCIT II line of credit to June 30, 2016 and reduced the maximum borrowing to $30.0 million. As of December 31, 2015, there was $50.0 million in total outstanding on the lines of credit. Additionally, the Company had a revolving line of credit agreement with INAV that matured in December 2015. There was no balance outstanding on INAV’s line of credit at the time of maturity. During the year ended December 31, 2015, the Company recorded $1.3 million of interest income related to these lines of credit.
Certain Conflict Resolution Procedures
Limitations on Personal Investments
In 2011, our Board of Directors adopted a policy that permitted proposed investments by our directors or officers, referred to as the “covered persons,” in our target properties. This policy permitted a proposed investment by a covered person for his or her own account in any of our target properties if the capital required for the investment does not exceed the lesser of (i) $5 million or (ii) 1% of our total stockholders’ equity as of the most recent month end (the “personal investment limit”). To the extent that a proposed investment exceeds the personal investment limit, our Board of Directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with the terms of any other related party transaction policy our Board of Directors may adopt in the future. This policy was in effect throughout 2015 although no such investments were made by any of our directors or officers. On March 9, 2016, our Board of Directors passed a resolution eliminating this policy, thereby not permitting such investments in the future.
Operating Partnership
We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of the Operating Partnership have agreed that in the event of a conflict between the duties owed by our directors to the Company and the Company’s duties, in its capacity as the general partner of the Operating Partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners.

Real Estate Allocation Policy with the Cole REITs
Cole Capital currently manages four Cole REITs which have investment objectives and investment strategies similar to our own. As a result, we may be seeking to acquire properties and real estate-related investments at the same time as the Cole REITs. In addition, certain of our officers are also officers of the Cole REITs and, as such, they will have duties to us as well as to the Cole REITs. We have implemented certain procedures to help manage any perceived or actual conflicts among us and the Cole REITs, including a process to allocate property acquisitions among us and the Cole REITs based on the following factors:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the potential acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;

•	the amount of funds available to each entity and the length of time such funds have been available for investment;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.
If we determine that an investment opportunity may be equally appropriate for more than one entity, then the entity that has had the longest period of time elapse since it was allocated an investment opportunity of a similar size and type (e.g., office, industrial, multi-tenant or single tenant retail) will first be offered such investment opportunity. If, in our judgment, a subsequent development causes an investment opportunity to be more appropriate for an entity other than the entity to which the investment was initially allocated, we may determine that we will make such investment.
In addition, we have a right of first refusal over CCIT II and CCPT V with respect to all opportunities to acquire majority single-tenant real estate and real estate related assets or portfolios with a purchase price greater than $100.0 million. There can be no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us.
OTHER MATTERS PRESENTED FOR ACTION AT THE 2016 ANNUAL MEETING
Our Board of Directors does not intend to present for consideration at the Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, the persons named in the proxy will vote thereon pursuant to the discretionary authority conferred by the proxy.
ATTENDANCE AT THE 2016 ANNUAL MEETING
All stockholders of record of shares of the Company’s common stock at the close of business on the record date, or their designated proxies, are authorized to attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or similar organization, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other record holder, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
Stockholder Proposals in the Proxy Statement
Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when it holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2017 annual stockholders’ meeting, the proposal must be received at our principal executive offices no later than 5:00 p.m., Eastern Time, on the date which is 120 days prior to the anniversary of the date of this proxy statement (or November 23, 2016). We will not be required to include in our proxy statement and proxy card any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.
Stockholder Proposals and Nominations for Directors to be Presented at the 2017 Annual Meeting
For any proposal that is not submitted for inclusion in our proxy material for the 2017 annual stockholders’ meeting but is instead sought to be presented directly at that meeting, the Bylaws permit such a presentation if (1) our secretary receives written notice of the proposal at our principal executive offices not earlier than 5:00 p.m., Eastern Time, on October 24, 2016 nor later than 5:00 p.m., Eastern Time, on November 23, 2016 and (2) it meets the requirements of the Bylaws and the SEC for submittal. In the event that the date of the 2017 annual stockholders’ meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 5:00 p.m., Eastern time, on the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting, as originally convened, or the 10th day following the day on which public announcement of the date of the meeting is first made.
All nominations must also comply with our charter. All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg (Telephone: (877) 405-2653).
By Order of the Board of Directors,
Lauren Goldberg
Executive Vice President, General Counsel and Secretary

VEREIT

VEREIT, INC.
2325 EAST CAMELBACK ROAD
SUITE 1100
PHOENIX, AZ 85016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02082-P74250 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VEREIT, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Glenn J. Rufrano	☐	☐	☐
1b. Hugh R. Frater	☐	☐	☐
1c. Bruce D. Frank	☐	☐	☐
1d. David B. Henry	☐	☐	☐
1e. Mark S. Ordan	☐	☐	☐
1f. Eugene A. Pinover	☐	☐	☐
1g. Julie G. Richardson	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals 2 and 3:

	For	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2016.	☐	☐	☐
3. To adopt a non-binding advisory resolution approving the compensation for our named executive officers as described in the Company's definitive proxy statement.	☐	☐	☐

NOTE: Other business may come before the Annual Meeting and any other adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
Notice, Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

E02083-P74250

VEREIT, INC.
Annual Meeting of Stockholders
May 4, 2016, 9:00 AM local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lauren Goldberg and Justin Shuler, or one of them, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of VEREIT, Inc. (the "Company"), to be held at 2325 E. Camelback Road, Phoenix, AZ 85016, at 9:00 a.m. local time on Wednesday, May 4, 2016, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting. The undersigned acknowledges receipt from the Company prior to the execution of the proxy a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies that may properly come before the Annual Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Continued and to be signed on reverse side